As filed with the Securities and Exchange Commission on July 21, 1998
                                            REGISTRATION STATEMENT NO. 333-56065
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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                              --------------------




                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                              --------------------


                                 INTERPOOL, INC.
             (Exact name of registrant is specified in its charter)

       DELAWARE                        7359
   (State or other                     6159                    13-3467669
     jurisdiction               (Primary Standard           (I.R.S. Employer
 of incorporation or         Industrial Classification    Identification Number)
    organization)                    Code No.)

                            ------------------------
                              211 COLLEGE ROAD EAST
                           PRINCETON, NEW JERSEY 08540
                                 (609) 452-8900
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                 MARTIN TUCHMAN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                 Interpool, Inc.
                              211 College Road East
                           Princeton, New Jersey 08540
                                 (609) 452-8900
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:


                           JEFFREY S. LOWENTHAL, ESQ.
                          Stroock & Stroock & Lavan LLP
                                 180 Maiden Lane
                            New York, New York 10038


                       APPROXIMATE DATE OF COMMENCEMENT OF
                 PROPOSED SALE TO PUBLIC: As soon as practicable
              after this Registration Statement becomes effective.


     If the only securities being registered on this form are being in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

                   SUBJECT TO COMPLETION, DATED JULY 21, 1998
PROSPECTUS
                                 INTERPOOL, INC.
                                OFFER TO EXCHANGE
                              6 5/8% NOTES DUE 2003
                           FOR ANY AND ALL OUTSTANDING
                              6 5/8% NOTES DUE 2003


     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON ___________, ____________, 1998, UNLESS EXTENDED BY INTERPOOL, INC. As more fully described herein under "The Exchange Offer--Expiration Date; Extensions; Amendment," the time the Exchange Offer expires (including extensions, if any, by the Company) is referred to as the "Expiration Date."

     Interpool, Inc., a Delaware corporation ("Interpool" or the "Company"), is hereby offering (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this prospectus (the "Prospectus") and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 6 5/8% Notes due 2003 (the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for each $1,000 principal amount of its outstanding 6 5/8% Notes due 2003 (the "Private Notes" and, collectively with the Exchange Notes, the "Notes"), of which $100,000,000 aggregate principal amount was issued and sold in a transaction exempt from registration under the Securities Act and is outstanding on the date hereof.

     The form and terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate, maturity and ranking) to the form and terms of the Private Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) the Exchange Notes will not provide for payment of additional distributions thereon, and (iii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreements (as defined herein), which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture (as defined herein) governing the Private Notes. The Exchange Offer is being made to satisfy the obligations of the Company under the Registration Rights Agreement relating to the Private Notes. See "The Exchange Offer" and "Description of Exchange Notes."

     The Exchange Notes will bear interest at the rate of 6 5/8% per annum. Interest on the Exchange Notes will be payable semiannually on September 1 and March 1 of each year, commencing September 1, 1998. The Exchange Notes will bear interest from and including the date of issuance of the Private Notes (February 24, 1998). The Exchange Notes will mature on March 1, 2003. The Exchange Notes will be redeemable at any time at the option of the Company, in whole or from time to time in part, at a redemption price equal to the sum of (i) the principal amount of the Exchange Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined herein), if any. The Exchange Notes will be unsecured obligations of the Company and will rank equally with all unsecured and unsubordinated indebtedness of the Company. See "Description of Notes." ---------------------------

     SEE "RISK FACTORS BEGINNING ON PAGE 15 HEREOF FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE NOTES.
                           ---------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMIS-
             SION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
               ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRE-
                SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           ---------------------------


                   The date of this Prospectus is July__, 1998

     The Private Notes were originally issued and sold in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 144A of the Securities Act. Accordingly, the Private Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States or to a U.S. person unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Private Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (iii) a broker-dealer who acquired Private Notes as a result of market making or other trading activities), without compliance with the registration and prospectus delivery requirements of the Securities Act; PROVIDED that the holder is acquiring Exchange Notes in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. The Company believes that none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer, upon request, for use in connection with any such resale, for a period of one year after the Registration Statement is declared effective by the Commission or until such earlier date on which all the Exchange Notes are freely tradeable. However, any broker-dealer who acquired the Private Notes directly from the Company may not fulfill its prospectus delivery requirements with this Prospectus, but must comply with the registration and prospectus delivery requirements of the Securities Act. See "The Exchange Offer--Resale of the Exchange Notes" and "Plan of Distribution."

     The Company will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with the Exchange Offer. See "The Exchange Offer--Resale of the Exchange Notes."

     Prior to the Exchange Offer, there has been no public market for the Notes. The Exchange Notes will not be listed on any securities exchange. There can be no assurance that an active market for the Notes will develop. To the extent that a market for the Notes does develop the market value of the Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and certain other factors. Such conditions might cause the Notes, to the extent they are traded, to trade at a significant discount from face value. In addition, any Private Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that the Private Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, and tendered but unaccepted, Private Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Private Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will not have any further obligation to such holders to provide for the registration under the Securities Act of the Private Notes except under certain limited circumstances. See "The Exchange Offer-- Termination of Certain Rights."

     The Company will accept for exchange any and all validly tendered Private Notes not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of Private Notes may be withdrawn at any time prior to 5:00 p.m., New York City Time, on the Expiration Date. The Exchange Offer is not conditioned on any minimum aggregate principal amount of Private Notes being tendered or accepted for exchange; PROVIDED, HOWEVER, Private Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer--Conditions."

                           ---------------------------

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF PRIVATE NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE INFORMATION CONTAINED HEREIN IS AS OF THE DATE HEREOF AND SUBJECT TO CHANGE, COMPLETION OR AMENDMENT WITHOUT NOTICE. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL AT ANY TIME NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

     IN MAKING AN INVESTMENT DECISION REGARDING THE SECURITIES OFFERED HEREBY, PROSPECTIVE INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THE OFFERING IS BEING MADE ON THE BASIS OF THIS PROSPECTUS. ANY DECISION TO EXCHANGE NOTES IN THE EXCHANGE OFFER MUST BE BASED ON THE INFORMATION CONTAINED HEREIN.

     Except as described herein, the Exchange Notes will be represented by global Exchange Notes in fully registered form, deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company ("DTC"). Beneficial interests in such Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants. Beneficial interests in such Exchange Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds.

                                TABLE OF CONTENTS

                                                                            PAGE

Available Information........................................................4
Incorporation Of Certain Documents By Reference..............................5
Forward Looking Statements...................................................5
Prospectus Summary...........................................................6
Risk Factors................................................................15
Ratio Of Earnings To Fixed Charges..........................................19
Use Of Proceeds.............................................................19
Capitalization..............................................................20
Business....................................................................21
The Exchange Offer..........................................................31
Description Of Exchange Notes...............................................39
Description Of Private Notes................................................48
Certain Federal Income Tax Considerations...................................48
ERISA Considerations........................................................48
Plan Of Distribution........................................................49
Legal Matters...............................................................50
Experts.....................................................................50

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding Issuers who file electronically with the Commission. The address of that site is http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, exhibits, annexes and schedules thereto, the "Registration Statement") pursuant to the Securities Act, and the rules and regulations promulgated thereunder, with respect to the securities being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof and otherwise incorporated therein. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are necessarily summaries of the material elements of such contract, agreement or document, and with respect to each contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved. Each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission by the Company pursuant to the Exchange Act are incorporated by reference in this Prospectus and made a part hereof:

          (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

          (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

          (c) the Company's Current Report on Form 8-K dated February 24, 1998; and

          (d) the Company's Proxy Statement dated April 20, 1998 in connection with the Company's Annual Meeting of Stockholders in 1998.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to any person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents which have been incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents so incorporated. Any such request should be directed to Interpool, Inc., 211 College Road East, Princeton, New Jersey 08540, Attention: Investor Relations. Telephone requests may be directed to (609) 452-8900.

                           FORWARD LOOKING STATEMENTS

     This Prospectus, including certain information incorporated by reference herein, contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described under "Risk Factors." See also "The Company," "Summary Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" (incorporated by reference). Prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES HEREIN TO THE "COMPANY" OR "INTERPOOL" INCLUDE INTERPOOL, INC. AND ITS SUBSIDIARIES.

                                   THE COMPANY

     Interpool is one of the world's leading lessors of intermodal dry freight standard containers and is the second largest lessor of intermodal container chassis in the United States. At March 31, 1998, the Company's container fleet totaled approximately 435,000 twenty-foot equivalent units ("TEUs"), the industry standard measure of dimension for containers used in international trade, and its chassis fleet totaled approximately 65,000 chassis. The Company leases its containers and chassis to over 200 customers, including nearly all of the world's 20 largest international container shipping lines.

     The Company focuses on leasing dry freight standard containers and container chassis on a long-term basis in order to achieve high utilization of its equipment and stable and predictable earnings. From 1991 through 1994, the combined utilization rate of the Company's container and chassis fleets averaged at least 90%. From 1995 through 1997, the combined utilization rate of the Company's container and chassis fleets was approximately 97% and at March 31, 1998 such rate was approximately 98%. Substantially all of the Company's newly acquired equipment is leased on a long-term basis, and at March 31, 1998 approximately 93% of its total equipment fleet is currently leased on this basis. The remainder of the Company's equipment is leased under short-term agreements to satisfy customers' peak or seasonal requirements, generally at higher rates than under long-term leases. The Company concentrates on dry freight standard containers and chassis because such equipment may be more readily remarketed upon expiration of a lease than specialized equipment. In financing its equipment acquisitions, the Company generally seeks to meet debt service requirements from the leasing revenue generated by its equipment.

     The Company conducts its container and chassis leasing business through two subsidiaries, Interpool Limited and Trac Lease, Inc. ("Trac Lease"). Certain other United States equipment leasing activities are conducted through Interpool itself. The Company and its predecessors have been involved in the leasing of containers and chassis since 1968.

     The Company leases containers throughout the world, with particular emphasis on the Pacific Rim. The Company leases chassis to customers for use in the United States. The Company maintains contact with its customers through a worldwide network of offices, agents and sales representatives. The Company believes one of the key factors in its ability to compete effectively has been the long-standing relationships management has established with most of the world's large shipping lines. In addition, Interpool relies on its strong credit rating and low financing costs to maintain its competitive position.


     From time to time the Company considers possible acquisitions of complementary businesses and asset portfolios. On April 30, 1998, the Company acquired a 50% interest in Container Applications International, Inc. ("CAI"), a container leasing company whose business is primarily in the short-term master lease market. CAI would not be deemed a "significant subsidiary" of the Company for purposes of the Securities and Exchange Commission accounting requirements.

     On June 19, 1998, the Company joined with Apollo Management IV, L.P. ("Apollo") in entering into a definitive merger agreement providing for the recapitalization of XTRA Corporation ("XTRA"), a leading lessor of freight transportation equipment, including over-the-road trailers, marine containers, intermodal trailers, chassis and domestic containers. In connection with the merger and recapitalization, the Company (through its affiliate Atlas Capital Partners LLC ("Atlas")) will be investing $73.1 million in new equity of XTRA, representing a 22.5% interest in XTRA. It is expected that following the merger and recapitalization, the Company (through Atlas) and Apollo will own approximately 90% of XTRA and XTRA's existing shareholders will own the remaining 10%. The merger, which is expected to be consummated later this year, is subject to customary conditions, including the approval of XTRA stockholders, the availability of contemplated financing and the expiration of Hart-Scott-Rodino waiting periods. See "Business--Pending Transaction."

                               THE EXCHANGE OFFER

The Exchange Offer...............  The Company is hereby offering to exchange
                                   $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Private Notes that are properly tendered and accepted. Private Notes may be tendered for exchange in multiples of $1,000. The Company will issue Exchange Notes on or promptly after the Expiration Date. As of the date hereof, $100,000,000 aggregate principal amount of Private Notes are outstanding. See "The Exchange Offer--Purpose of the Exchange Offer."

                                   Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Private Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (iii) a broker-dealer who acquired Private Notes as a result of market making or other trading activities), without compliance with the registration and prospectus delivery requirements of the Securities Act; PROVIDED that the holder is acquiring Exchange Notes in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. The Company believes that none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company.

                                   Each broker-dealer that receives Exchange
                                   Notes for its own account in exchange for Private Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer, upon request, for use in connection with any such resale, for a period of one year after the Registration Statement is declared effective by the Commission or until such earlier date on which all the Exchange Notes are freely tradeable. However, any broker-dealer who acquired the Private Notes directly from the Company other than as a result of market-making activities or ordinary trading activities may not fulfill its prospectus delivery requirements with this Prospectus, but must comply with the registration and prospectus delivery requirements of the Securities Act. See "The Exchange Offer--Resale of the Exchange Notes."

Registration Rights
     Agreement...................  The Private Notes were sold by the Company on
                                   February 24, 1998 to Donaldson, Lufkin &
                                   Jenrette Securities Corporation (the "Initial Purchaser") pursuant to a Purchase Agreement, dated February 19, 1998, by and between the Company and the Initial Purchaser (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the Company and the Initial Purchaser entered into a Registration Rights Agreement, dated as of February 24, 1998 (the "Registration Rights Agreement"), which grants the holders of the Private Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such rights, which will terminate upon the consummation of the Exchange Offer except under certain limited circumstances. See "The Exchange Offer--Termination of Certain Rights."

                                   Holders of Private Notes who do not tender their Private Notes in the Exchange Offer will continue to hold such Private Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture. All untendered, and tendered but not unaccepted Private Notes will continue to be subject to the restrictions on transfer provided for in the Private Notes and the Indenture. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Private Notes could be adversely affected.

Expiration Date.................   The Exchange Offer will expire at 5:00 p.m.,
                                   New York City time, on _____________, 1998,
                                   unless the Exchange Offer is extended by the Company, in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. See "The Exchange
                                   Offer- -Expiration Date; Extensions;
                                   Amendments."

Accrued Interest on the
  Exchange Notes and the
  Private Notes..................  The Exchange Notes will bear interest from and including the date of issuance of the Private Notes (February 24, 1998). Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes. See "The Exchange Offer -- Distributions on Exchange Notes."

Conditions to the Exchange
     Offer.......................  The Exchange Offer is subject to certain customary conditions that may be waived by the Company. The Exchange Offer is not conditioned upon any minimum principal amount of Private Notes being tendered for exchange. See "The Exchange Offer--Conditions."

Procedures for Tendering
     Private Notes...............  Each Holder of Private Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Private Notes and any other required documentation to United States Trust Company of New York, as exchange agent (the "Exchange Agent") at its address set forth herein. By executing the Letter of Transmittal, the holder will represent to and agree with the Company that, among other things, (i) the Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of its business, (ii) such holder is not currently participating and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes,
                                   (iii) if such holder is a broker-dealer
                                   registered under the Exchange Act or is
                                   participating in the Exchange Offer for the purposes of distributing the Exchange Notes, such holder will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters (see "The Exchange Offer--Resale of Exchange Notes"),
                                   (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer--Procedures for Tendering."

Special Procedures for
     Beneficial Owners...........  Any beneficial owner whose Private Notes are registered in the name of a broker,
                                   commercial bank, trust company or other
                                   nominee and who wishes to tender such Private Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer--Procedures for Tendering."

Guaranteed Delivery
     Procedures..................  Holders of Private Notes who wish to tender their Private Notes and whose Private Notes are not immediately available or who cannot deliver their Private Notes, the Letter of Transmittal or any other documentation required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Private Notes according to the guaranteed delivery procedures set forth under "The Exchange Offer--Guaranteed Delivery Procedures."

Acceptance of the Private
  Securities and Delivery
  of the Exchange Capital
  Securities.....................  Subject to the satisfaction or waiver of the conditions to the Exchange Offer, the Company will accept for exchange any and all Private Notes that are properly tendered in the Exchange Offer prior to the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Withdrawal Rights................  Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. See
                                   "The Exchange Offer--Withdrawal of Tenders."


Certain Federal Income Tax
     Considerations..............  For a discussion of certain material federal income tax considerations relating to the exchange of the Exchange Notes for the Private Notes, see "Certain Federal Income Tax Considerations."

Exchange Agent...................  United States Trust Company of New York is
                                   serving as the Exchange Agent in connection with the Exchange Offer.

Use of Proceeds..................  The Company will not receive any cash proceeds from the issuance of the Exchange
                                   Notes offered hereby. See "Use of Proceeds."

Risk Factors.....................  Investors should carefully consider the risk factors relating to the Company and the
                                   Exchange Offer described on pages 15 through 18 of this Prospectus.



                           TERMS OF THE EXCHANGE NOTES

     The Exchange Offer applies to $100,000,000 aggregate principal amount of the Private Notes. The form and terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate, maturity and ranking) to the form and terms of the Private Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) the Exchange Notes will not provide for payment of additional distributions thereon, and (iii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same obligations as the Private Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture governing the Private Notes. The Exchange Offer is being made to satisfy the obligations of the Company under the Registration Rights Agreement relating to the Private Notes. For further information and for definitions of certain capitalized terms used below, see "The Exchange Offer" and "Description of the Exchange Notes."

Securities Offered...............  $100,000,000 of 6 5/8% Exchange Notes due
                                   2003.

Interest ........................  The Exchange Notes will bear interest at the rate of 6 5/8% per annum.

Interest Payment Dates...........  Interest will be payable semi-annually on
                                   March 1 and September 1, commencing September 1, 1998.

Maturity ........................  March 1, 2003 (5 years).

Optional Redemption..............  The Exchange Notes will be redeemable at any time at the option of the Company, in whole or from time to time in part, at a redemption price equal to the sum of (i) the principal amount of the Exchange Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount, if any. See "Description of Exchange Notes--Optional Redemption by the Company."

Mandatory Redemption.............. The Company is not required to make any mandatory redemption or annual sinking fund payments.

Ranking  ......................... The Exchange Notes will be general unsecured obligations of the Company and will rank equally with the Company's other unsecured and unsubordinated indebtedness.

Certain Covenants................. The Company will not create, incur or assume any Lien (as defined herein) on any assets of the Company unless the Exchange Notes are equally and ratably secured with the other obligations secured by such Lien, so long as such obligations shall be so secured; PROVIDED, HOWEVER, that such restriction will not apply if at the time of, and immediately after giving PRO FORMA effect to, the transaction giving rise to such lien, the Consolidated Indebtedness-to-Stockholders'
                                   Equity Ratio (as defined herein) does not exceed 4.0 to 1.0. In addition, such restriction will not apply to certain categories of liens specified in the Indenture. See "Description of Exchange Notes--Certain Covenants--Limitation on
                                   Liens."

Absence of Market for the
  Exchange Notes.................. There is currently no market for the Exchange
                                   Notes. Although the Initial Purchaser has informed the Company that it currently intends to make a market in the Exchange Notes, the Initial Purchaser is not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The Company does not intend to apply for listing of the Notes on any securities exchange or for quotation through the Nasdaq Stock Market. See "Plan of Distribution."

Risk Factors.....................  Investors should carefully consider the risk factors affecting the Company and the
                                   Exchange Offer described on pages 15 through 18 of this Prospectus.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected historical consolidated financial data for the Company, for the periods and at the dates indicated. The historical financial data for each of the five years in the period ended December 31, 1997, and at December 31, 1993, 1994, 1995, 1996 and 1997, have been derived from and are qualified by reference to the historical consolidated financial statements that have been audited and reported upon by Arthur Andersen LLP, independent public accountants. The historical financial data for the three months ended and at March 31, 1997 and 1998 have been derived from the unaudited financial statements of the Company. The historical financial information for the three months ended and at March 31, 1997 and 1998 reflects, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results for the interim period. This information should be read in conjunction with the historical consolidated financial statements of the Company and the notes thereto and the other financial information included elsewhere or incorporated by reference in this Prospectus. The historical financial information for the three months ended March 31, 1998 is not necessarily indicative of results for the full year ending December 31, 1998.

                                                                                                                THREE MONTHS
                                                                YEAR ENDED DECEMBER 31,                        ENDED MARCH 31,

                                                     1993        1994         1995       1996(1)      1997        1997       1998
                                                                       (in thousands, except per share amounts)

Income Statement Data:
Revenues..............................             $79,526     $92,272     $127,925     $147,148    $161,425     $38,176    $42,832
Income before provision for income
  taxes and extraordinary item........              23,604      28,602       35,670       41,996      37,591      10,569      9,210
Provision for income
taxes(2)..............................               3,600       4,500        6,125        7,800       4,500       1,475      1,100
                                                     -----       -----        -----        -----       -----

Income before extraordinary item......              20,004      24,102       29,545       34,196      33,091       9,094      8,110

Extraordinary item - gain (loss) on early
retirement of debt, net of taxes......                 ---         ---        2,422          ---      (5,428)       (328)      ---
                                                       ---         ---        -----          ---                      -----
Net income............................             $20,004     $24,102      $31,967      $34,196      $27,663     $8,766     $8,110
                                                   =======     =======      =======      =======      =======     ======     ======

Income per share before extraordinary
  items and premium paid on redemption
  of preferred stock in 1997(1)(3):
      Basic...........................               $0.86     $  0.93      $  1.09       $ 1.24      $  1.17      $ .31     $  .29
      Diluted.........................                 N/A     $  0.87      $  1.02       $ 1.16      $  1.13      $ .29     $  .28

Weighted average shares outstanding:
      Basic...........................              23,180      25,953       25,953       25,953       27,552     26,326     27,552
      Diluted.........................                 N/A      30,293       30,533       31,438       29,370     31,773     28,510

                                                                      AT DECEMBER 31,                               AT MARCH 31,
                                                     -------------------------------------------------------      -----------------
                                                     1993        1994         1995       1996(1)      1997        1997       1998
                                                     --------   -------      -------    --------      ------      --------  -------
                                                                        (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and short-term
investments.........................                $105,182    $ 69,112      $ 40,208    $ 45,333   $ 30,402    $ 52,697  $ 11,608
Marketable securities...............                  19,392      38,286        30,453      24,722     12,574      11,027    13,453
Net investment in direct financing..                  47,657     123,158       202,576     264,955    363,366     278,575   377,493
Leasing equipment, net of accumulated
  depreciation and amortization.....                 239,021     397,202       523,620     541,371    608,362     531,427   618,289
Total assets........................                 435,984     664,792       851,600     939,418  1,114,456     942,974 1,130,944
Total long-term debt and capital
  lease obligations(4)..............                 226,799     385,247       499,998     521,873    669,397     524,688   672,603
Stockholders' equity................                 133,454     156,147       246,690     280,546    250,446     234,399   258,145
Total liabilities and stockholders'
  equity............................                 435,984     664,792       851,600     939,418  1,114,456     942,974 1,130,944


                                                                                                                   Three Months
                                                                  YEAR ENDED DECEMBER 31,                           Ended March 31,
                                                       ---------------------------------------------------------  -----------------
                                                       1993       1994           1995       1996(1)    1997       1997       1998
                                                       ------    ------          -------    -------   -------    -------     -----
                                                                   (DOLLARS IN THOUSANDS)

OTHER  DATA:
Adjusted EBITDA (5).......................          $ 56,613    $ 79,888      $127,293    $168,257   $182,649    $ 44,357  $ 50,855
Interest expense, net, on senior debt.....            11,512      17,568        35,082      39,485     42,050       9,784    11,342
Interest expense on Capital Securities....             ---         ---           ---        ---         6,833       1,278     1,852
  Total interest expense, net.............            11,512      17,568        35,082      39,485     48,883      11,062    13,194
Ratio of Adjusted EBITDA to interest
  expense on senior debt (5)..............              4.92x       4.55x         3.63x       4.26x      4.34x       4.53x     4.48x

Ratio of Adjusted EBITDA to total interest
  expense, net including interest on
  9 7/8% Capital Securities(5)............              4.92        4.55          3.63        4.26        3.74       4.01      3.85
Ratio of earnings to fixed charges (6)....              2.36        2.17          1.85        1.91        1.66       1.81      1.57

Total capitalization (7)..................          $360,253    $541,394      $746,688    $802,419    $994,843   $834,087$1,005,748

Total long-term debt and capital lease
  obligations as a % of total
    capitalization.......................              62.96%      71.16%        66.96%      65.04%      67.29%     62.91%    66.88%
Capital expenditures.....................           $120,526    $277,726      $273,643    $166,602    $263,750   $ 27,939   $53,511

(FOOTNOTES ON FOLLOWING PAGE)

 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(1) The 1996 income statement data include a non-cash and non-recurring charge of $2,392 representing cumulative unpaid dividends of the Company's subsidiary Trac Lease which resulted from the acquisition of the outstanding preferred stock of Trac Lease through the issuance of shares of the Company's 5 3/4% Cumulative Convertible Preferred Stock (the "5 3/4% Preferred Stock"). Such change had no impact on income per share because unpaid dividends were included in the computation of income per share in prior periods.
(2) In connection with its initial public offering in May 1993, the Company ceased to be a Subchapter "S" corporation for federal income tax purposes and thereafter became subject to federal income taxes. The Company's financial statements for the year ended December 31, 1993 include a pro forma provision for taxes as if the Company had been subject to federal income taxes for such periods.
(3) Restated to give effect to a three-for-two stock split effective March 27, 1997.
(4)       Debt at December 31, 1993 and 1994 included $60,000 and $67,600, respectively, of the Company's 5 1/4% Convertible Exchangeable Subordinated Notes due 2018. On July 29, 1997, the Company issued and sold $150,000 aggregate principal amount of its 7.35% Notes due 2007 (the "7.35% Notes"). On August 4, 1997, the Company issued and sold $75,000 aggregate principal amount of its 7.20% Notes due 2007 (the "7.20% Notes"). Subsequent to December 31, 1997, the Company issued and sold the Private Notes.
(5) "Adjusted EBITDA" is defined as earnings before net interest expense, provision for income taxes, depreciation and amortization of leasing equipment and return of principal from direct financing leases. Adjusted EBITDA is presented because it is an indicator of funds available to service debt, although it is not a measure of liquidity or financial performance under United States generally accepted accounting principles ("GAAP"). The Company believes that Adjusted EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income and cash flows as determined under GAAP.
(6)       For the purpose of calculating the ratio of earnings to fixed charges,
          (i) earnings consist of income before provision for income taxes, extraordinary items and fixed charges and (ii) fixed charges consist of interest expense and 75% of rental payments under operating leases (an amount estimated by management to be the interest component of such rentals).
(7) Total capitalization equals total long-term debt and capital lease obligations, plus the sum of $75,000 of Company obligated mandatorily redeemable preferred securities of grantor trusts (holding solely $77,300 aggregate principal amount of the Company's 9 7/8% Junior Subordinated Deferrable Interest Debentures Due February 15, 2027 (the "Junior Subordinated Debentures")) and stockholders' equity. See "Capitalization."

                                  RISK FACTORS

     PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND SHOULD PARTICULARLY CONSIDER THE FOLLOWING MATTERS IN CONNECTION WITH THE EXCHANGE OFFER AND EXCHANGE NOTES OFFERED HEREBY.

RISK FACTORS RELATING TO THE EXCHANGE NOTES

RANKING OF THE NOTES AND HOLDING COMPANY STRUCTURE

     The Exchange Notes will be unsecured general obligations of the Company and rank equally with the Company's other unsecured and unsubordinated indebtedness. The Exchange Notes will be effectively subordinated to the secured debt of the Company with respect to the assets pledged as collateral therefor and, consequently, the rights of the holders of the Exchange Notes to receive payments from the assets of the Company will be subject to the rights of the secured creditors of the Company. As of March 31, 1998, the aggregate amount of the Company's secured debt was $433 million. In addition, the Indenture and the covenants thereunder will permit the Company to incur substantial secured indebtedness in the future.

     Most of the Company's business activities and assets are operated or held by subsidiaries. As a holding company, the Company's ability to meet its financial obligations, including its obligations under the Exchange Notes, and its ability to pay dividends is dependent primarily upon the receipt of cash dividends, advances and other payments from its subsidiaries, principally Trac Lease and Interpool Limited. In addition, the Exchange Notes are effectively subordinated to all existing and future liabilities, including trade payables, of the Company's subsidiaries. Any right of the Company to participate in any distribution of the assets of any of the Company's subsidiaries upon the liquidation, reorganization or insolvency of such subsidiary (and the consequent right of the holders of the Notes to participate in such distributions) will be subject to the claims of the creditors (including trade creditors) and preferred shareholders of such subsidiaries. As of March 31, 1998, liabilities (excluding intercompany payables) of the subsidiaries of the Company, to which the Exchange Notes would have been effectively subordinated, aggregated approximately $293.5 million. See "Description of Exchange Notes."

CONSEQUENCES OF A FAILURE TO EXCHANGE PRIVATE NOTES

     The Private Notes have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions. Private Notes which remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, holders of Private Notes which remain outstanding will not be entitled to any rights to have such Private Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement (subject to certain limited exceptions). The Company does not intend to register under the Securities Act any Private Notes which remain outstanding after consummation of the Exchange Offer (subject to such limited exceptions, if applicable). To the extent that Private Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Private Notes could be adversely affected.

     The Exchange Notes and any Private Notes which remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture. See "Description of Exchange Notes-- Voting Rights; Amendment of the Indenture."

     The Private Notes provide, among other things, that, if a registration statement relating to the Exchange Offer has not been declared effective by July 24, 1998, additional distributions will be payable on the Private Notes at a rate of 0.25% per annum until the Exchange Offer is consummated. Upon consummation of the Exchange Offer, holders of Private Notes will not be entitled to any additional distributions thereon or any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Description of Private Notes."

ABSENCE OF PUBLIC MARKET

     The Private Notes were issued to, and the Company believes such securities are currently owned by, a relatively small number of beneficial owners. The Private Notes have not been registered under the Securities Act and will be subject to restrictions on transferability if they are not exchanged for the Exchange Notes. Although the Exchange Notes may be resold or otherwise transferred by the holders (who are not affiliates of the Company) without compliance with the registration requirements under the Securities Act, they will constitute a new issue of securities with no established trading market. Exchange Notes may be transferred by the holders thereof in blocks having a principal amount of $1,000 (one Exchange Note) or integral multiples thereof. The Company has been advised by the Initial Purchaser that the Initial Purchaser presently intends to make a market in the Exchange Notes. However, the Initial Purchaser is not obligated to do so and any market-making activity with respect to the Exchange Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or the Private Notes. If an active public market does not develop, the market price and liquidity of the Exchange Notes may be adversely affected.

     If a public trading market develops for the Exchange Notes, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the Company's results and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Exchange Notes may trade at a discount.

     Notwithstanding the registration of the Exchange Notes in the Exchange Offer, holders who are "affiliates" (as defined under Rule 405 of the Securities
Act) of the Company may publicly offer for sale or resell the Exchange Notes only in compliance with the provisions of Rule 144 under the Securities Act.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

EXCHANGE OFFER PROCEDURE

     Issuance of the Exchange Notes in exchange for Private Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Private Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Private Notes desiring to tender such Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is not under any duty to give notification of defects or irregularities with respect to the tenders of Private Notes for exchange.

RISK FACTORS RELATING TO THE COMPANY

CYCLICALITY OF WORLD TRADE

     The demand for the Company's containers and chassis primarily depends upon levels of world trade of finished goods and component parts. Recessionary business cycles, as well as political conditions, the status of trade agreements and international conflicts, can have an impact on the operating results of the Company. The demand for leased chassis also depends upon domestic economic conditions and import-export volumes. In addition, operating costs such as storage and repair and maintenance costs increase as utilization decreases. When the volume of world trade decreases, the Company's business of leasing containers and chassis may be adversely affected as the demand for such equipment is reduced. Suppliers of leased containers and chassis, such as the Company, are dependent upon decisions by shipping lines and other transportation companies to lease rather than buy their equipment. Most of these factors are outside the control of the Company. A substantial decline in world trade may also adversely affect the Company's customers, leading to possible defaults and the return of equipment prior to the end of a lease term. The Company expects that the maritime container industry would be adversely affected during an economic downturn.

DEPENDENCE ON SHIPPING TRAFFIC IN ASIA

     Certain of the shipping lines to which the Company leases containers are entities domiciled in several Asian countries. In addition, many of the Company's customers are substantially dependent upon shipments of goods exported from Asia. Economic disruption, political instability or military disturbances in these areas of the world could adversely affect these customers and thereby lead to a reduced demand for leasing of the Company's containers or otherwise adversely affect the Company. Although the Company has not experienced any material adverse impact on its business as a result of the recent financial conditions in certain Asian markets, there can be no assurance that financial turmoil in one or more of the Asian markets would not adversely affect the Company's business.

COMPETITION

     The transportation equipment leasing industry is highly competitive. The Company competes with numerous domestic and foreign leasing companies, some of which are much larger than the Company, or are divisions of much larger companies, and have larger equipment fleets and greater financial resources than the Company. In addition, if the available supply of intermodal transportation equipment were to increase significantly as a result of, among other factors, new companies entering the business of leasing and selling such equipment, the Company's competitive position could be adversely affected.

ELIGIBILITY FOR TAX BENEFITS UNDER U.S.-BARBADOS TAX TREATY

     The Company currently receives certain tax benefits under an income tax convention (the "Tax Convention") between the United States and Barbados, the jurisdiction in which the Company's subsidiary Interpool Limited is incorporated. There can be no assurance that at some future date the Tax Convention will not be modified in a manner adverse to the Company or repealed in its entirety, nor can there be any assurance that the Company will continue to be eligible for such tax benefits.

RISK OF MANUFACTURING IN CHINA

     China is currently the largest container producing nation in the world and the Company currently purchases a substantial majority of its containers from manufacturers in China. In the event that it were to become more expensive for the Company to procure containers in China or to transport these containers at a low cost from China to the locations where needed by customers, either because of increased tariffs imposed by the United States or other governments or for any other reason, the Company would have to seek alternative sources of supply. Although the Company believes it has strong relationships with many manufacturers throughout the world, there can be no assurance that upon the occurrence of such an event the Company would be able to make alternative arrangements quickly to meet its equipment needs, nor can there be any assurance that such alternative arrangements would not increase the costs to the Company.

VOLATILITY OF RESIDUAL VALUE OF EQUIPMENT

     Although the Company's operating results primarily depend upon equipment leasing, the Company's profitability is also affected by the residual values (either for sale or continued operation) of its containers and chassis upon expiration of its leases. These values, which can vary substantially, depend upon, among other factors, the maintenance standards observed by lessees, the need for refurbishment, the ability of the Company to remarket equipment, the cost of comparable new equipment, the availability of used equipment, rates of inflation, market conditions, the costs of materials and labor and the obsolescence of the equipment. Most of these factors are outside the control of the Company.

CONTROL OF THE COMPANY

     Currently, approximately 72% of the Company's common stock is beneficially owned, directly or indirectly, in the aggregate by Warren L. Serenbetz, Martin Tuchman, Raoul J. Witteveen and Arthur L. Burns, each of whom is a director of and/or either an executive officer of or a consultant to the Company, and certain members of their immediate families. Such individuals, either directly or indirectly, have the ability to elect all of the members of the Board of Directors of the Company and to control the outcome of all matters submitted to a vote of the Company's stockholders. Messrs. Serenbetz, Tuchman, Witteveen and Burns, as well as certain family members and affiliated entities, are parties to a Stockholders Agreement that imposes certain restrictions on their ability to dispose of their shares of the Company's common stock and requires them to vote for the re-election of Messrs. Serenbetz, Tuchman, Witteveen and Burns as directors of the Company. In addition, the Company's Restated Certificate of Incorporation and Restated Bylaws contain provisions that may discourage acquisition bids for the Company.

DEPENDENCE UPON MANAGEMENT

     The Company's growth and continued profitability are dependent upon, among other things, the abilities, experience and continued service of certain members of its senior management, particularly Martin Tuchman, its Chairman and Chief Executive Officer, and Raoul J. Witteveen, its President, Chief Operating Officer and Chief Financial Officer. Each of Messrs. Tuchman and Witteveen holds, either directly or indirectly, a substantial equity interest in the Company and also is a director of the Company. There can be no assurance, however, that the Company will be able to retain the services of either of Messrs. Tuchman or Witteveen. The loss of either such individual could adversely affect the Company's business and prospects.

POTENTIAL TAX CONSEQUENCES OF PERSONAL HOLDING COMPANY STATUS

     Based upon current management projections, Interpool will likely be considered a personal holding company for federal income tax purposes in 1998 (and possibly for subsequent years). If Interpool or any of its subsidiaries were to be classified as a personal holding company for federal income tax purposes, in addition to its regular federal income tax liability, Interpool's or such subsidiary's undistributed personal holding company income (generally, taxable income with certain adjustments, including a deduction for federal income taxes and dividends paid) would be subject to a personal holding company tax of 39.6%. Management anticipates that in 1998 Interpool's current level of dividends would be sufficient to avoid having any undistributed personal holding company income, and thus does not anticipate that there will be any personal holding company tax imposed in 1998. There can be no assurance, however, that the Company will not at some point in the future become liable for such personal holding company tax. Furthermore, the Company may at a future date elect to increase the dividend rate on its common stock in order to avoid such tax.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated.

                                                                                           THREE MONTHS
                                           YEARS ENDED DECEMBER 31,                        ENDED MARCH 31,
                                           ------------------------                        ---------------
                                 1993        1994         1995        1996      1997      1997         1998
                                 ----        ----         ----        ----      ----      ----         -----
Ratio of Earnings to Fixed
 Charges                         2.36x       2.17x        1.85x       1.91x     1.66x     1.81x        1.57x


                                 USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes in exchange for Private Notes as described in this Prospectus, the Company will receive Private Notes in like principal amount. The Private Notes surrendered in exchange for the Exchange Notes will be retired and canceled.


     The proceeds to the Company (without giving effect to expenses of the offering payable by the Company) from the offering of the Private Notes was $99,272,000. The Company used $83.0 million of the proceeds from the sale of the Private Notes to repay all outstanding borrowings under the Company's revolving credit agreement. The remaining net proceeds of approximately $16.3 million were invested in interest bearing accounts and other investments and used for general corporate purposes.

                                 CAPITALIZATION

     The following table sets forth the cash and short-term investments, marketable securities, short-term debt and consolidated capitalization of the Company at March 31, 1998. The table should be read in conjunction with the Company's consolidated financial statements and notes thereto included in the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                                                          AT MARCH 31, 1998
                                                          ---------------------
                                                         (DOLLARS IN THOUSANDS)

Cash and short-term investments.........................      $  11,608
                                                              ============
Marketable securities...................................      $  13,453
                                                              ============
Other Assets............................................      $  41,021
                                                              ============
Short-term debt (including current portion of
  long-term debt and capital lease obligations).........      $  85,417
                                                              ============
Long-term debt:
  Revolving credit debt.................................      $  26,000
  Other existing senior debt and capital lease
    obligations (less current portion)..................        546,603
  6 5/8% Notes due 2003.................................        100,000
    Total long-term debt and capital lease obligations..        672,603
                                                                -------
Company obligated mandatory redeemable preferred
  securities of subsidiary grantor trust (holding
  solely junior subordinated deferrable interest
  debentures of the Company)(75,000 shares 9 7/8%
  Capital Securities outstanding and as adjusted,
  liquidation preference $75,000)(1)....................         75,000
Stockholders' equity:
  Preferred stock, par value $0.001 per share,
    1,000,000 shares authorized; none issued............          ---
  Common stock, par value $0.001 per share, 100,000,000
    shares authorized; 27,551,728 shares issued and
    outstanding.........................................             28
  Additional paid-in capital............................        124,046
  Retained earnings.....................................        132,734
  Net unrealized gain on marketable securities..........          1,337
                                                               ----------
    Total stockholders' equity..........................        258,145
                                                               ----------
    Total capitalization................................     $1,005,748
                                                             ============


-------------------

(1) The sole asset of this trust is $77.3 million aggregate principal amount of the Company's Junior Subordinated Debentures.

                                    BUSINESS

     Interpool is one of the world's leading lessors of intermodal dry freight standard containers and is the second largest lessor of intermodal container chassis in the United States. At March 31, 1998, the Company's container fleet totaled approximately 435,000 twenty foot equivalent units ("TEUs"), the industry standard measure of dimension for containers used in international trade, and its chassis fleet totaled approximately 65,000 chassis. The Company leases its containers and chassis to over 200 customers, including nearly all of the world's 20 largest international container shipping lines.

     The efficiencies and cost savings inherent in intermodal transportation of containerized cargo have facilitated the dramatic growth of international trade. Intermodal transportation permits movement of cargo in a standard steel container by means of a combination of ship, rail and truck without unpacking and repacking of the contents during transit. The world's dry freight standard container fleet has grown from fewer than 0.4 million TEUs in 1970 to approximately 9.6 million TEUs by mid-1997. During the twelve month period ending in mid-1997 approximately 1.2 million TEUs were produced, of which 0.3 million have been estimated as replacements of older containers. Concurrently with this growth of the world's container fleet, the domestic chassis fleet has grown to accommodate the increased container traffic. Leasing companies have played a significant role in the growth of intermodal transportation, supplying approximately half of the world's container and chassis requirements.

     The Company focuses on leasing dry freight standard containers and container chassis on a long-term basis in order to achieve high utilization of its equipment and stable and predictable earnings. From 1991 through 1994, the combined utilization rate of the Company's container and chassis fleets averaged at least 90%. From 1995 through 1997, the combined utilization rate of the Company's container and chassis fleets was approximately 97% and at March 31, 1998 such rate was approximately 98%. Substantially all of the Company's newly acquired equipment is leased on a long-term basis, and at March 31, 1998 approximately 93% of its total equipment fleet is currently leased on this basis. The remainder of the Company's equipment is leased under short-term agreements to satisfy customers' peak or seasonal requirements, generally at higher rates than under long-term leases. The Company concentrates on dry freight standard containers and chassis because such equipment may be more readily remarketed upon expiration of a lease than specialized equipment. In financing its equipment acquisitions, Interpool generally seeks to meet debt service requirements from the leasing revenue generated by its equipment.

     The Company conducts its container and chassis leasing business through its two subsidiaries, Interpool Limited and Trac Lease, respectively. Certain other United States equipment leasing activities are conducted through Interpool itself.

     The Company and its predecessors have been involved in the leasing of containers and chassis since 1968. The Company leases containers throughout the world, with particular emphasis on the Pacific Rim. The Company leases chassis to customers for use in the United States. The Company maintains contact with its customers through a worldwide network of offices, agents and sales representatives. The Company believes one of the key factors in its ability to compete effectively has been the long-standing relationships management has established with most of the world's large shipping lines. In addition, the Company relies on its strong credit rating and low financing costs to maintain its competitive position.

     From time to time the Company considers possible acquisitions of complementary business and asset portfolios. On April 30, 1998, the Company acquired a 50% interest in Container Applications International, Inc. ("CAI"), a container leasing company whose business is primarily in the short-term master lease market. CAI would not be deemed a "significant subsidiary" of the Company for purposes of the Securities and Exchange Commission accounting requirements.


     Recently, on June 19, 1998, the Company joined with Apollo Management IV, L.P. ("Apollo") in entering into a definitive merger agreement providing for the recapitalization of XTRA Corporation ("XTRA"), a leading lessor of freight transportation equipment, including over-the-road trailers, marine containers, intermodal trailers, chassis and domestic containers. See "--Pending Transaction."


     The Company is a Delaware corporation formed in February 1988 with its principal executive offices located at 211 College Road East, Princeton, New Jersey 08540. Its telephone number is (609) 452-8900.

COMPANY HISTORY

     The Company is the successor to a line of container and chassis leasing businesses that traces its beginning to the 1960s. Interpool Limited, a container and chassis leasing business, was formed in 1968 by Warren L. Serenbetz, a director of the Company and executive consultant until January 1995, Martin Tuchman, currently Chairman of the Board, Chief Executive Officer and director of the Company, and two other individuals. In 1978, Interpool Limited was sold to Thyssen-Bornemisza, N.V. ("Thyssen"). As part of Thyssen, Interpool Limited continued to be managed by Messrs. Serenbetz and Tuchman. In 1986, Messrs. Serenbetz and Tuchman, along with Mr. Raoul J. Witteveen and two other senior executives, formed and became the stockholders of Trac Lease. In 1988, the Company was formed by Messrs. Serenbetz, Tuchman and Witteveen and acquired Interpool Limited from Thyssen. In 1993, Trac Lease was combined with the Company such that the Company then owned 87.5% of Trac Lease (the "Trac Lease Acquisition"). In the first quarter of 1996 pursuant to an Agreement of Merger between Trac Lease and Trac Lease Merger Corp., a newly formed subsidiary (the "Trac Merger"), the Company acquired the minority interests in Trac Lease and Trac Lease became a wholly owned subsidiary.

INTERMODAL TRANSPORTATION

     The fundamental component of intermodal transportation is the container. Containers provide a secure and cost-effective method of transporting finished goods and component parts because they are generally freely inter-changeable between different modes of transport, making it possible to move cargo from a point of origin to a final destination without the repeated unpacking and repacking of the goods required by traditional shipping methods. The same container may be carried successively on a ship, rail car and truck and across international borders with minimal customs formalities. Containerization is more efficient, more economical and safer in the transportation of cargo than "break bulk transport" in which the goods are unpacked and repacked at various intermediate points enroute to their final destination. By eliminating manual repacking operations when differing modes of transportation are used, containerization reduces freight and labor costs. In addition, automated handling of containers permits faster loading and unloading and more efficient utilization of transportation equipment, thereby reducing transit time. The protection provided by sealed containers also reduces damage to goods and loss and theft of goods during shipment. Containers may also be picked up, dropped off, stored and repaired at independent common user depots located throughout the world.

     The adoption of uniform standards for containers in 1968 by the International Standards Organization (the "ISO") precipitated a rapid growth of the container industry, as shipping companies recognized the advantages of containerization over traditional break bulk transportation of cargo. This growth resulted in substantial investments in containers, container ships, port facilities, chassis, specialized rail cars and handling equipment.

     Most containers are constructed of steel in accordance with recommendations of the ISO. The basic container type is the general purpose dry freight standard container (accounting for approximately 87% of the world's container fleet), which measures 20 or 40 feet long, 8 feet wide and 8 1/2 or 9 1/2 feet high. In general, 20-foot containers are used to carry heavy, dense cargo loads (such as industrial parts and certain food products) and in areas where transport facilities are less developed, while 40-foot containers are used for lighter weight finished goods (such as apparel, electronic appliances and other consumer goods) in areas with better developed transport facilities. Standards adopted by the International Convention for Safe Containers and the Institute of International Container Lessors govern the operation and maintenance of containers.

     The demand for containers is influenced primarily by the volume of international and domestic trade. In recent years, however, the rate of growth in the container industry has exceeded that of world trade as a whole due to several factors, including the existence of geographical trade imbalances, the expansion of shipping lines, and changes in manufacturing practices, such as growing reliance on "just-in-time" delivery methods and increased exports by certain technologically advanced countries of component parts for assembly in other countries and the subsequent re-importation of finished products.

     When a container vessel arrives in port, each container is loaded onto a chassis or rail car. A chassis is a rectangular, wheeled steel frame, generally 20 or 40 feet in length, built specifically for the purpose of transporting a container. Once mounted, the container and chassis are the functional equivalent of a trailer. When mounted on a chassis, the container may be trucked either to its final destination or to a railroad terminal for loading onto a rail car. Similarly, a container shipped by rail may be transferred to a chassis to travel over the road to its final destination. As the use of containers has become a predominant factor in the intermodal movement of cargo, the chassis has become a prerequisite for the domestic segment of the journey. A chassis seldom travels permanently with a single container, but instead serves as a transport vehicle for containers that are loaded or unloaded at ports or railroad terminals. Because of differing international road regulations and the lack of international standards for chassis, chassis used in the United States are seldom used in other countries.

     The Company's management believes that over the recent years, domestic railroads and trucking lines have begun actively marketing intermodal use of services for the domestic transportation of freight. In 1992, container loadings represented, for the first time, a majority of total domestic rail loadings of intermodal transportation equipment. Management further believes that this trend should serve to accelerate the growth of intermodal transportation, and hence result in increased container and chassis demand.

     As a result of the advantages of intermodal containerization and the increased globalization of the world economy, the use of containers for domestic intermodal transportation has also grown over the last few years. Greater use of containers on cargo ships led railroad and trucking companies to develop the capacity to transport containers domestically by chassis and rail car. In addition, shipping companies began soliciting domestic cargo in order to mitigate the cost of moving empty containers back to the port areas for use again in international trade. The introduction in the mid-1980's of the double stack railroad car, specially designed to carry containers stacked one on top of another, accelerated the growth of domestic intermodal transportation by reducing shipping costs still further. Due to these trends, an increasing portion of domestic cargo is now being shipped by container instead of by a conventional highway trailer. The Company has acquired over 7,000 units of equipment, including domestic trailers, domestic chassis and domestic containers in order to increase its participation in the growing domestic intermodal market.

THE LEASING MARKET AND THE COMPANY'S STRATEGY

BENEFITS OF LEASING

     Leasing companies own approximately half of the world's container fleet and half of the domestic chassis fleet, with the balance owned predominantly by shipping lines. Leasing companies have maintained this market position because container shipping lines receive both financial and operational benefits by leasing a portion of their equipment. The principal benefits to shipping lines of leasing are:

         o to provide shipping lines with an alternative source of financing in a traditionally capital-intensive industry;

         o to enable shipping lines to expand their routes and market shares at a relatively inexpensive cost without making a permanent commitment to support their new structure;

         o to enable shipping lines to benefit from leasing companies' anticipatory buying and volume purchases, thereby offering them attractive pricing and prompt delivery schedules;

         o to enable shipping lines to accommodate seasonal and/or directional trade route demand, thereby limiting their capital investment and storage costs; and

         o to enable shipping lines at all times to maintain the optimal mix of equipment types in their fleets.

     Because of these benefits, container shipping lines generally obtain a significant portion of their container fleets from leasing companies, either on short-term or long-term leases. Short-term leases provide a considerable degree of operational flexibility in allowing a customer to pick up and drop off containers at various locations worldwide at any time. However, customers pay for this flexibility in the form of substantially higher lease rates for short-term leases and drop-off charges for the privilege of returning equipment to certain locations. Most short-term leases are "master leases," under which a customer reserves the right to lease a certain number of containers as needed under a general agreement between the lessor and the lessee. Long-term leases provide the lessee with advantageous pricing structures, but usually contain an early termination provision allowing the lessee to return equipment prior to expiration of the lease only upon payment of an early termination fee. Since 1991, the Company has experienced minimal early returns under its long-term leases, primarily because of the penalties involved and because customers must return all containers covered by the particular long-term lease being terminated, generally totaling several hundred units, and bear substantial costs related to their repositioning and repair. Frequently, a lessee will retain long-term leased equipment well beyond the initial lease term. In these cases, long-term leases will be renewed at the then prevailing market rate, either for additional one year periods or as part of a short-term agreement. In some cases, the customer has the right to purchase the equipment at the end of a long-term lease. The Company's long-term leases generally have five to eight year terms.

     The Company often enters into long-term "direct finance" leases. Under a direct finance lease, the customer owns the container at the expiration of the lease term. Although customers pay a higher per diem rate under a direct finance lease than under a long-term operating lease, a direct finance lease enables the Company to provide customers with access to financing on terms generally comparable to those available from financial institutions which provide this type of financing. The percentage of the Company's revenues provided by direct finance leases has increased from 11% in 1991 to 21% in 1997.

     Shipping lines generally spread their business over a number of leasing companies in order to avoid dependence on a single supplier.

     Unlike the business of container leasing, which is global in scale, the Company's chassis leasing business is almost exclusively a domestic business. Many of the customers for the Company's chassis, however, are United States subsidiaries or branches of international shipping lines.

COMPANY STRATEGY

     The Company emphasizes long-term leases in order to minimize the impact of economic cycles on the Company's revenues and so as to achieve high utilization and stable and predictable earnings. The lower rate of turnover provided by long-term leases enables the Company to concentrate on the expansion of its asset base through the purchase and lease of new equipment, rather than on the repeated re-marketing of its existing fleet.

     The result of this strategy has been to establish the Company as one of the world's leading lessors of dry freight standard containers. The Company intends to continue its emphasis on acquiring and leasing dry freight standard containers, rather than investing significantly in special purpose equipment such as refrigerated or tank containers. Management believes that the Company currently has one of the youngest container fleets of the world's ten largest container lessors.

     Trac Lease, with a fleet of approximately 65,000 chassis, is currently the second largest chassis lessor in the United States, with the largest lessor having a fleet approximately 100,000 chassis. The Company's chassis leasing strategy includes an emphasis on long-term leasing of new or re-manufactured chassis which allows the Company to offer equipment packages to its customers at the most attractive cost to the Company.

     In order to redeploy chassis that are coming off long-term leases, the Company operates "chassis pools" for most of the major port authorities and terminal operators on the Eastern seaboard and the Gulf coast. A chassis pool is an inventory of chassis available for short-term leasing to customers of the port or terminal. The principal ports in the United States where the Company supplies chassis pools are Boston, Baltimore, Norfolk, Charleston, Savannah, New Orleans and Houston.

     Like most leasing companies, the Company depends on high utilization of its equipment in order to run its operations profitably. Because the Company has most of its container and chassis fleets under long-term leases, the Company believes that it has generally experienced better utilization in periods of weak demand than other leasing companies having a smaller proportion of their fleets under long-term leases. From 1991 through 1994, the annual utilization of the Company's container fleet and Trac Lease's chassis fleet has averaged at least 90%. From 1995 through 1997, the combined utilization rate of the Company's container and chassis fleets was approximately 97% and at March 31, 1998 such rate was approximately 98%.

OPERATIONS

LEASE TERMS

     Lease rentals are typically calculated on a per diem basis, regardless of the term of the lease. The Company's leases generally provide for monthly or quarterly billing and require payment by the lessee within 30 to 60 days after presentation of an invoice. Generally, the lessee is responsible for payment of all taxes and other charges arising out of use of the equipment and must carry specified amounts of insurance to cover physical damage to and loss of equipment, as well as bodily injury and property damage to third parties. In addition, the Company's leases usually require lessees to repair any damage to the containers and chassis, although in certain circumstances the Company relieves lessees of the responsibility of paying repair costs in return for higher lease payments. Lessees are also required to indemnify the Company against losses to the Company arising from accidents or similar occurrences involving the leased equipment. The Company's leases generally provide for pick-up, drop-off and other charges and set forth a list of locations where lessees may pick up or return equipment. The Company's long-term leases generally have five to eight year terms.

EQUIPMENT TRACKING AND BILLING

     The Company uses a computer system with proprietary software for equipment tracking and billing to provide a central operating data base showing the Company's container and chassis leasing activities. The system processes information received electronically from the Company's regional offices. The system records the movement and status of each container and chassis and links that information with the complex data comprising the specific lease terms in order to generate billings to lessees. More than 10,000 movement transactions per month are routinely processed through the system, which is capable of tracking revenue on the basis of individual containers and chassis. The system also generates a wide range of management reports containing information on all aspects of the Company's leasing activities.

SOURCES OF SUPPLY


     Because of the rising demand for containers and the availability of relatively inexpensive labor in the Pacific Rim, approximately 70% of world container production now occurs in China. Containers are also produced in other countries, such as South Korea, India, Indonesia, Malaysia, Taiwan, Turkey, South Africa, and, to a lesser extent, in other parts of the world. Most chassis used in the United States are manufactured domestically due to the high cost of transportation to the United States of chassis manufactured abroad. Manufacturers of chassis frequently produce over-the-road trailers as well and can convert some production capability to chassis as needed.


         Upon completion of manufacture, new containers and chassis are inspected to insure that they conform to applicable standards of the ISO and other international self-regulatory bodies.

MAINTENANCE, REPAIRS AND REFURBISHMENT

     Maintenance for new containers and chassis has generally been minor in nature. However, as containers and chassis age, the need for maintenance increases, and they may eventually require extensive maintenance.

     The Company's customers are generally responsible for maintenance and repairs of equipment other than normal wear and tear. When normal wear and tear to equipment is extensive, the equipment may have to be refurbished or remanufactured. Refurbishing and remanufacturing involve substantial cost, although chassis can be remanufactured for substantially less than the cost of purchasing a new chassis. Because facilities for this purpose are not available at all depots or branches, equipment requiring refurbishment or remanufacture may have to be repositioned, at additional expense, to the nearest suitable facility. Alternatively, the Company may elect to sell equipment requiring refurbishment.

DEPOTS

     The Company operates out of approximately 50 depots throughout the world. Depots are facilities owned by third parties at which containers and other items of transportation equipment are stored, maintained and repaired. The Company retains independent agents at these depots to handle and inspect equipment delivered to or returned by lessees, store equipment that is not leased and handle maintenance and repairs of containers and chassis. Some agents are paid a fixed monthly retainer to defray recurring operating expenses and some are guaranteed a minimum level of commission income. In addition, the Company generally reimburses its agents for incidental expenses.

REPOSITIONING AND RELATED EXPENSES

     If lessees in large numbers return equipment to a location which has a larger supply than demand, the Company may incur expenses in repositioning the equipment to a better location. Such repositioning expenses generally range between $50 and $500 per month per item of equipment, depending on geographic location, distance and other factors, and may not be fully covered by the drop-off charge collected from the lessee. In connection with necessary repositioning, the Company may also incur storage costs, which generally range between $.20 and $2.50 per TEU per day. In addition, the Company bears certain operating expenses associated with its containers and chassis, such as the costs of maintenance and repairs not performed by lessees, agent fees, depot expenses for handling, inspection and storage and any insurance coverage in excess of that maintained by lessee. The Company's insurance coverage provides protection against various risks but generally excludes war-related and other political risks.

DISPOSITION OF CONTAINERS AND CHASSIS AND RESIDUAL VALUES

     From time to time, the Company sells equipment that was previously leased. The decision whether to sell depends on the equipment's condition, remaining useful life and suitability for continued leasing or for other uses, as well as prevailing local market resale prices and an assessment of the economic benefits of repairing and continuing to lease the equipment compared to the benefits of selling. Containers are usually sold to shipping or transportation companies for continued use in the intermodal transportation industry or to secondary market buyers, such as wholesalers, depot operators, mini storage operators, construction companies and others, for use as storage sheds and similar structures. Because old chassis are more easily remanufactured than old containers, chassis are less likely to be sold than containers.

     At the time of sale, the residual value of a container or chassis will depend, among other factors, upon mechanical or economic obsolescence, as well as its physical condition. While there have been no major technological advances in the short history of containerization that have made active equipment obsolete, several changes in standards have decreased the demand for older equipment, such as the increase in the standard height of containers from 8 feet to 8 1/2 feet in the early 1970's.

MARKETING AND CUSTOMERS

     The Company leases its containers and chassis to over 200 shipping and transportation companies throughout the world, including nearly all of the world's 20 largest international container shipping lines. With a network of offices and agents covering all major ports in the United States, Europe and the Far East, the Company has been able to supply containers in nearly all locations requested by its customers. In 1997, the Company's top 25 customers represented approximately 64% of its consolidated revenues, with no single customer accounting for more than 7%.

     The customers for the Company's chassis are a large number of domestic companies, many of which are domestic subsidiaries or branches of international shipping lines to which the Company also leases containers.

     The Company maintains close relationships with a larger customer base on which detailed credit records are kept. The Company's credit policy sets maximum exposure limits for various customers. Credit criteria may include, but are not limited to, customer trade route, country, social and political climate, assessments of net worth, asset ownership, bank and trade credit references, credit bureau reports, and operational history. During the years 1990 through 1997, the Company's losses from defaults by customers have averaged less than 1% of consolidated revenues.


     The Company seeks to reduce credit risk by maintaining insurance coverage against defaults and equipment losses. Although there can be no assurance that such coverage will be available in the future, the Company currently maintains contingent physical damage, recovery/repatriation and loss of revenue insurance which provides coverage in the event of a customer's default. The policy covers the cost of recovering the Company's equipment from the customer, including repositioning costs, the cost of repairing the equipment and the value of equipment which cannot be located or is uneconomical to recover. It also covers a portion of the lease revenues the Company may lose as a result of the customer's default (i.e., six months of lease payments following default). The Company has the option to renew the current policy through December 2001, subject to premium adjustment.


COMPETITION

     There are many companies leasing intermodal transportation equipment with which the Company competes. Some of the Company's competitors have greater financial resources than the Company or are subsidiaries or divisions of much larger companies. Management believes that the Company is currently one of the world's largest dry freight standard container leasing companies and the second largest container chassis leasing company in the United States.

     In addition, the containerized shipping industry which the Company services, competes with providers of alternative methods of transporting goods, such as by air, truck and rail. The Company believes that in most instances such alternative methods are not as cost-effective as shipping of containerized cargo.

     Because rental rates for containers and chassis are not subject to regulation by any government authority but are determined principally by the demand for and supply of equipment in each geographical area, price is one of the principal methods by which the Company competes. In times of low demand and excess supply, leasing companies tend to grant price concessions, such as free days or pick-up credits, in order to keep their equipment on lease and to avoid storage charges. The Company attempts to design lease packages tailored to the requirements of individual customers and considers its long-term relationships with customers to be important to its ability to compete effectively. The Company also competes on the basis of its ability to deliver equipment in a timely manner in accordance with customer requirements.

OTHER BUSINESS OPERATIONS

     In addition to its container and chassis leasing operations through Interpool Limited and Trac Lease, the Company also receives revenues from other activities. The Company leases approximately 500 freight rail cars to railroad companies through its Chicago based Railpool division. Microtech Leasing Corporation, a 75.5% owned subsidiary of the Company, leases microcomputers and related equipment. The Company also leases intermodal trailers which are designed to be carried on rail flatcars and pulled by tractor over the highway. The Company received, in the aggregate, approximately 10% of its consolidated revenues for the year ended December 31, 1997 from these other business operations. These operations have been consistently profitable since the Company's formation.

GRAND ALLIANCE CHASSIS POOL CONTRACT

     During 1997, Trac Lease was awarded a contract by the Grand Alliance Chassis Pool, an association of four of the world's largest steamship lines, to administer through the Company's proprietary "Poolstat" computer software program the movement and utilization by the members of Grand Alliance of a fleet of up to 42,000 marine shipping container chassis. The contract also provides for Trac Lease to administer numerous pool locations throughout the United States where the chassis are based. This arrangement will make Trac Lease one of the largest administrators of chassis in the world.


PENDING TRANSACTION

     On June 19, 1998, the Company joined with Apollo in entering into a definitive merger agreement providing for the recapitalization of XTRA, a leading lessor of freight transportation equipment. The recapitalization will be effected by a merger of XTRA with a newly formed limited liability company that is wholly owned by the Company, through its affiliate Atlas Capital Partners LLC ("Atlas"), and Apollo. Under the terms of the merger agreement, at the effective time of the merger, each outstanding share of XTRA common stock may, at the election of its holder, be exchanged for either $65.00 in cash or a retained interest in XTRA equal to one share for every share elected, subject to proration, so that no more than 500,000 shares of common stock of XTRA are retained by existing shareholders of XTRA.

     In connection with the merger and recapitalization, the Company (through Atlas) will acquire a 22.5% interest in XTRA for $73.1 million. Apollo will acquire a 67.5% interest in XTRA for $219.4 million. The existing shareholders of XTRA will retain a 10% interest in XTRA. Chase Manhattan Corporation and Credit Suisse First Boston have signed commitment letters to provide the debt financing necessary for the recapitalization. The debt to be incurred by XTRA will not be guaranteed by the Company, Atlas or Apollo.

     It is expected that following the merger and recapitalization, the Company (through Atlas) and Apollo will own approximately 90% of XTRA and XTRA's existing shareholders will own the remaining 10%. The merger, which is expected to be consummated later this year, is subject to customary conditions, including the approval of XTRA stockholders, the availability of contemplated financing and the expiration of Hart-Scott-Rodino waiting periods.

     XTRA is a leading lessor, primarily on an operating basis, of freight transportation equipment, including over-the- road trailers, marine containers, intermodal trailers, chassis and domestic containers. XTRA leases over-the-road and intermodal equipment throughout North America, predominantly within the United States, to contract and common carriers, railroads and private fleet owners. In addition, XTRA leases marine containers worldwide to steamship lines and is a major lessor of intermodal containers and chassis.

MANAGEMENT

     The following table sets forth certain information with respect to the executive officers and directors of the Company:

NAME                   AGE                 POSITIONS AND OFFICERS

Martin Tuchman         57       Chairman of the Board of Directors and Chief
                                Executive Officer
Raoul J. Witteveen     43       President, Chief Operating Officer, Chief
                                Financial Officer and Director
Warren L. Serenbetz    74       Director
Arthur L. Burns        53       Secretary and Director
Peter D. Halstead      56       Director
Joseph J. Whalen       66       Director
Mitchell I. Gordon     53       Director
Ernst Baenziger        61       Senior Vice President and Director of Interpool
                                Limited
William Geoghan        47       Senior Vice President of Finance and Controller
Sheldon Landy          67       Vice President, President Railpool Division

     Martin Tuchman, Chairman of the Board of Directors and Chief Executive Officer of the Company since February 1988, is also Chairman of the Board of Directors, Chief Executive Officer and a director of Interpool Limited, which he cofounded in 1968. He also has served as a director of Trac Lease since June 1987, President of Trac Lease for the period including June 1987 through January 1994 and currently serves as its Chairman and Chief Executive Officer. He has also been Chairman of the Board of Directors of Princeton International Properties, Inc., a family-owned real estate company, which owns and has interests in properties located in Princeton, New Jersey. Mr. Tuchman was previously a member of the Society of Automotive Engineers as well as the American National Standards Institute. Currently, Mr. Tuchman is a member of the United Nations Business Council, a Council comprised of leading international executives organized to promote understanding and cooperation between business and government and a member of the Board of Trustees of the New Jersey Institute of Technology. In 1995, Mr. Tuchman was honored as General Services Entrepreneur Of The Year in an awards program founded by Ernst & Young LLP and in 1996 was named Alumni of the Year by the New Jersey Institute of Technology. During 1997, Mr. Tuchman was appointed to serve on the Board of Directors of Almedica International, Inc., a clinical trials materials company which provides services to the pharmaceutical industry, and on the Board of Governors of The National Parkinson's Foundation. Mr. Tuchman holds a bachelor's degree in mechanical engineering from the New Jersey Institute of Technology (Newark College of Engineering) and a master's degree in business administration from Seton Hall University.

     Raoul J. Witteveen has been President, Chief Operating Officer, Chief Financial Officer and a director of the Company since March 1993 and has been President, Chief Operating Officer, Chief Financial Officer and a director of Interpool Limited since April 1988. He is a co-founder of Trac Lease and has been Chief Financial Officer, Vice President and a director of Trac Lease since June 1987. From 1982 to 1986, Mr. Witteveen served in a variety of management capacities at Thyssen-Bornemisza N.V., the former parent of Interpool Limited. In 1997, Mr. Witteveen was appointed to serve on the Board of Directors of Almedica International, Inc., a clinical trials materials company which provides services to the pharmaceutical industry. Mr. Witteveen holds a bachelor's degree in economics and business administration and a master's degree in economics from the Erasmus University in Rotterdam, The Netherlands.

     Warren L. Serenbetz has been a director of the Company since February 1988 and served as Executive Consultant through January 1995. He has also been a director of Trac Lease, a subsidiary of the Company, since its founding in November 1986. After co-founding Interpool Limited, a subsidiary of the Company, in 1968, Mr. Serenbetz served as Interpool Limited's president and chief executive officer and as a director until 1975, after which he was director, chairman of the Executive Committee and chief executive officer until his retirement in 1986. Mr. Serenbetz rejoined the Board of Directors of Interpool Limited in 1988. Mr. Serenbetz is currently president of Radcliff Group, Inc. He has been active in industry affairs, serving as an officer, director and member of various world trade and shipping associations. Mr. Serenbetz holds a bachelor's degree in engineering from Columbia University and a master's degree in industrial engineering from Columbia University.

     Arthur L. Burns, General Counsel, Secretary and a director of the Company since January 1990, was Senior Vice President of Law and Administration and Secretary of Interpool Limited from 1986 until June 1996. Since June 1996, Mr. Burns has acted as the Company's independent General Counsel. Prior to joining Interpool Limited, Mr. Burns served as assistant general counsel to GATX Leasing Corp. between 1975 and 1980, and as an associate attorney at the New York law firm of Cahill, Gordon & Reindel from 1969 to 1975. Mr. Burns holds a bachelor's degree in economics from Holy Cross College and a law degree from Fordham University School of Law.

     Peter D. Halstead, a director of the Company since June 1994, has been with Summit Bank since 1971 and is now an Executive Vice President. Mr. Halstead serves as a trustee for numerous associations including McCarter Theater and Cancer Care of New Jersey. Mr. Halstead holds a bachelor's degree from Colgate University and a master's degree in business administration from Fairleigh Dickinson University.

     Joseph J. Whalen, a director of the Company since April 1996, originally joined the accounting firm of Arthur Andersen LLP in 1957 and served as an audit partner in Andersen's New York and New Jersey office for more than ten years prior to his retirement in 1994. Mr. Whalen is a member of the American Institute of Certified Public Accounts and the New Jersey State Society of Certified Public Accountants where he previously served on the Cooperation with Credit Grantors Committee and the Technical Standards Section of the Professional Conduct Committee. Mr. Whalen is a certified public accountant in New Jersey and New York and holds a bachelor's degree from St. Peter's College.

     Mitchell I. Gordon, a director of the Company since May 1998, has been President of Atlas Capital Partners, a private equity investment fund, since February 1998. Prior thereto, he was a Managing Director of Salomon Smith Barney and co-head of its Transportation Investment Banking Group from July 1993 to January 1998. From 1988 to 1993, Mr. Gordon was Senior Vice President of Furman Selz Inc., where he ran the firm's Transportation and Automotive Investment Banking groups. From 1984 to 1988, he was Vice President of Needham & Company Inc. From 1981 to 1984, he held various executive positions at American Broadcasting Companies, Inc. Mr. Gordon holds a BSBA degree from Washington University and a master's degree in business administration from Harvard Business School.

     Ernst Baenziger has been an employee since 1977, serving as Senior Vice President and a director of Interpool Limited since 1991. Mr. Baenziger is responsible for Europe, Far East, Australia and New Zealand operations. He is also Managing Director of Interpool Limited's Basel, Switzerland branch, handling sales and operations, and serves as the managing director of CTC Equipment A.G. Mr. Baenziger holds a bachelor's degree in economics and business administration from Handelshochschule, St. Gallen.

     William Geoghan, Senior Vice President of Finance and Controller of the Company since May 1998, is responsible for investor and lender relations. Mr. Geoghan was Controller of the Company since April 1992 and Vice President and Controller of Interpool Limited since January 1989. He joined Interpool Limited in 1981 and served as assistant controller for Interpool Limited 1985 to 1989. Mr. Geoghan is a certified public accountant and holds a bachelor's degree in commerce from Rider University.

     Sheldon Landy, Vice President of the Company since March 1993, has been President of the Company's Railpool division since 1979. Mr. Landy is a member of the Transportation Research Board, a part of the National Research Council and serves as a committee member studying the intermodal transportation industry. Mr. Landy holds a bachelor's degree in liberal arts from the University of Chicago and master's degree in business administration from Northwestern University.

EMPLOYEES

     As of March 31, 1998, the Company had approximately 124 employees, approximately 104 of whom are based in the United States. None of the Company's employees is covered by a collective bargaining agreement. The Company believes its relations with its employees are good.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Private Notes were sold by the Company on February 24, 1998 (the "Issue Date") to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently sold the Private Notes to (i) "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A and (ii) to institutional "accredited investors" within the meaning of subparagraph (a)(1), (2) (3) or (7) of Rule 501 under the Securities Act. As a condition to the sale of the Private Notes, the Company and the Initial Purchaser entered into the Registration Rights Agreement on February 24, 1998. Pursuant to the Registration Rights Agreement the Company agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes within 120 days after the Issue Date, (ii) use its best efforts to cause such Registration Statement to become effective under the Securities Act within 150 days after the Issue Date and (iii) use its best efforts to consummate the Exchange Offer within 30 days after the Registration Statement has become effective. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement. The Registration Statement is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.

RESALE OF THE EXCHANGE NOTES

     With respect to the Exchange Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder (other than (i) a broker-dealer who purchased such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (ii) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (iii) a broker-dealer who acquired Private Notes as a result of market making or other trading activities) who exchanges Private Notes for Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in a distribution of the Exchange Notes, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of one year after the Registration Statement is declared effective or until such earlier date on which the Exchange Notes are freely tradable. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Private Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Private Notes surrendered pursuant to the Exchange Offer. Private Notes may be tendered in whole or in part in a principal amount of not less than $1,000 or any integral multiple of $1,000 principal amount in excess thereof.

         The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof, (ii) the Exchange Notes will not contain the $100,000 minimum principal amount transfer restriction, (iii) the Exchange Notes will not provide for payment of additional distributions thereon, and (iv) holders of the Exchange Notes will not be entitled to any of the rights of holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer except under certain limited circumstances. See "--Termination of Certain Rights." The Exchange Notes will evidence the same obligations as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Private Notes, such that both series of Securities will be treated as a single class of securities under the Indenture.

     As of the date of this Prospectus, $100,000,000 in aggregate principal amount of the Private Notes are outstanding, all of which are registered in the name of Cede & Co., as nominee for DTC. Only a registered holder of the Private Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee (as defined herein) under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Private Notes entitled to participate in the Exchange Offer.

     Holders of the Private Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Private Notes when, as and if the Company had given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Private Notes for the purposes of receiving the Exchange Notes from the Company.

     Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time on _______________, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice, (ii) mail to the registered holders an announcement thereof and (iii) issue a press release or other public announcement, which shall include disclosure of the approximate number of Private Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

     The Company reserves the right, in its reasonable discretion, (i) to delay accepting any Private Notes, (ii) to extend the Exchange Offer or (iii) if any conditions set forth below under "--Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

DISTRIBUTIONS ON EXCHANGE NOTES

     Holders of Private Notes whose Private Notes are accepted for exchange will not receive Distributions on such Private Notes and will be deemed to have waived the right to receive any Distributions on such Private Notes accumulated from and after the Closing Date. Accordingly, holders of Exchange Notes as of the record date for payment of distributions on September 1, 1998 will be entitled to receive Distributions accumulated from and after the Closing Date.

PROCEDURES FOR TENDERING

     Only a registered holder of Private Notes may tender such Private Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Private Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "--Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes, if such procedure is available, into the Exchange Agent's account at the Depositary pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below.

     THE TENDER BY A HOLDER THAT IS NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE WILL CONSTITUTE AN AGREEMENT BETWEEN SUCH HOLDER AND THE COMPANY IN ACCORDANCE WITH THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH HEREIN AND IN THE LETTER OF TRANSMITTAL.

     THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR PRIVATE NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner(s) of the Private Notes whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Private Notes.

     If the Letter of Transmittal or any Private Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Private Notes will be determined by the Company in its reasonable discretion, which determination will be final and binding. The Company reserve the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Private Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     While the Company has no present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder of Private Notes will represent to the Company that, among other things, (i) Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) such holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes, acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for such holder's own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a copy of this Prospectus (as it may be supplemented or amended) in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF PRIVATE NOTES; ATOP

     If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Private Notes will be returned without expense to the tendering holder thereof (or, in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Depositary pursuant to the book-entry transfer procedures described below, such Private Notes will be credited to an account maintained with the Depositary) as promptly as practicable.

         The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for the Book-Entry Facility Automated Tender Offer Program ("ATOP"). Accordingly, DTC participants listed on an official DTC proxy may electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer Notes to the Exchange Agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Exchange Agent.

     The term "Agent's Message" means a message transmitted by DTC, received by the Exchange Agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from the participant in DTC tendering Notes which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Issuer may enforce such agreement against the participant. In the case of an Agent's Message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the Exchange Agent which states that DTC has received an express acknowledgment from the participant in DTC tendering Notes that such participant has received and agrees to be bound by the Notice of Guaranteed Delivery.

     Each DTC participant transmitting an acceptance of the Exchange Offer through the ATOP procedures will be deemed to have agreed to be bound by the terms of the Letter of Transmittal. Nevertheless, in order for such acceptance to constitute a valid tender of the DTC participant's Notes, such participant must complete and sign a Letter of Transmittal and deliver it to the Exchange Agent before the Expiration Date.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Private Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depositary's systems may make book-entry delivery of Private Notes by causing DTC to transfer such Private Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

                  (a)   The tender is made through an Eligible Institution;

                  (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Private Notes and the principal amount of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

                  (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Private Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to the Expiration Date.

     To withdraw a tender of Private Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers and principal amount of such Private Notes) and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "The Exchange Offer--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the Exchange Notes for, any Private Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Private Notes, if the Exchange Offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Commission.

     If the Company determines in its reasonable discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Private Notes and return all tendered Private Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Private Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Private Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Private Notes that have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Private Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

TERMINATION OF CERTAIN RIGHTS

     All rights under the Registration Rights Agreement (including registration rights) of holders of the Private Notes eligible to participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify such holders (including any broker-dealers) and certain parties related to such holders against certain liabilities (including liabilities under the Securities Act), (ii) to provide, upon the request of any holder of a transfer-restricted Private Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Private Notes pursuant to Rule 144A, (iii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of Exchange Notes by broker-dealers for a period of up to one year from the date the Registration Statement is declared effective or until such earlier date on which the Exchange Notes are freely tradeable and to provide copies of the latest version of the Prospectus to such broker-dealers upon their request during such period and (iv) to file a shelf registration statement as required by the Registration Rights Agreement if any holder of transfer-restricted Notes notifies the Company within 20 business days of the consummation of the Exchange Offer that (A) such holder is prohibited by applicable law or Commission policy from participating in the Exchange Offer, or (B) such holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and that this Prospectus is not appropriate or available for such resales by such holder, or (C) that such holder is a broker-dealer and holds Private Notes acquired directly from the Company as one of its affiliate (see "--Liquidated Damages").

LIQUIDATED DAMAGES

     The Registration Rights Agreement provides that (i) the Company will file the Registration Statement with the Commission on or prior to 120 days after the issue date of the Private Notes (February 24, 1998), (ii) the Company will use its best efforts to have the Registration Statement declared effective by the Commission on or prior to 150 days after the Issue Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue, on or prior to 30 days after the date on which the Registration Statement is declared effective by the Commission, Exchange Notes in exchange for all Private Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file a shelf registration statement pursuant to the terms of the Registration Rights Agreement (the "Shelf Registration Statement" and, collectively with the Registration Statement, the "Registration Statements"), the Company will use its best efforts to file such Shelf Registration Statement with the Commission.

     If the Company fails to comply with the Registration Rights Agreement or if the Exchange Offer Registration Statement or the Shelf Registration Statement fails to become effective, then an additional amount ("Liquidated Damages") shall become payable in respect of the Private Notes as provided in the Registration Rights Agreement.

     Holders of Private Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Private Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $200,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURE TO EXCHANGE

     Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     The Private Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Private Notes may be resold only (i) to a person whom the seller reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (v) to the Company or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

ACCOUNTING TREATMENT

     For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

EXCHANGE AGENT

     United States Trust Company of New York has been appointed Exchange Agent for the Exchange Offer. Delivery of the Letters of Transmittal and any other required documents, questions, requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent as follows:

BY REGISTERED OR CERTIFIED MAIL:        BY HAND:           BY OVERNIGHT COURIER:

United States Trust               United States Trust       United States Trust
 Company of New York               Company of New York       Company of New York
  P.O. Box 844                      111 Broadway             770 Broadway, 13th
 Attn: Corporate Trust               Lower Level                Floor
   Services                      Attn: Corporate Trust       New York, New York
 Cooper Station                      Services                      10003
New York, New York               New York, New York        Attn: Corporate Trust
  10276-0844                          10006                        Services


                              CONFIRM BY TELEPHONE:
                                 1-800-548-6565

                            FACSIMILE TRANSMISSIONS:
                          (ELIGIBLE INSTITUTIONS ONLY)
                     United States Trust Company of New York
                                 (212) 420-6152
                         Attn: Corporate Trust Services

     Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

                          DESCRIPTION OF EXCHANGE NOTES

     The following description of the terms of the Exchange Notes sets forth certain general terms and provisions of the Exchange Notes. The Exchange Notes were issued under an indenture dated as of February 24, 1998 (the "Indenture"), between the Company and United States Trust Company of New York, as Trustee (the "Trustee"). The terms of the Exchange Notes include those stated in the Indenture.

     The following description of the Exchange Notes and the Indenture are summaries of the provisions thereof, and does not purport to be complete and is qualified in its entirety by reference to the Indenture. Certain capitalized terms used below but not defined herein have the meanings ascribed to them in the applicable Indenture.

GENERAL

     The Notes (including the Private Notes and the Exchange Notes) will be limited to $100,000,000 in aggregate principal amount and will mature on March 1, 2003 (the "Maturity Date"). The Exchange Notes will bear interest from February 24, 1998 at the rate of 6 5/8% per annum. The Exchange Notes will be issued in denominations of $1,000 and integral multiples of $1,000. Interest will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing September 1, 1998 (each, an "Interest Payment Date"), to the persons in whose names the Exchange Notes are registered at the close of business on the preceding February 15 or August 15, respectively, regardless of whether such day is a Business Day. If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, on which banking institutions in the city of New York, New York are open for business.

     The Exchange Notes will be direct, unsecured obligations of the Company and will rank equally with all other unsecured and unsubordinated indebtedness of the Company from time to time. The Exchange Notes will be effectively subordinated to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. The Indenture will permit the Company to incur additional secured and unsecured indebtedness. See "--Certain Covenants" below.

     The Exchange Notes will not be subject to any mandatory redemption or annual sinking fund payments.

     Reference is made to the section entitled "--Certain Covenants" herein for a description of certain covenants applicable to the Exchange Notes. Compliance with such covenants with respect to the Exchange Notes generally may not be waived by the Trustee unless the holders of at least a majority in principal amount of all outstanding Exchange Notes consent to such waiver.

     Except as described herein under "--Certain Covenants" and under "--Consolidation, Merger, Sale or Conveyance," the Indenture does not contain any other provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of the Exchange Notes protection in the event of (i) a highly leveraged or similar transaction involving the Company, (ii) a change of control, or (iii) a reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders of the Exchange Notes. In addition, subject to the limitations set forth under "--Consolidation, Merger, Sale or Conveyance," the Company may, in the future, enter into certain transactions such as the sale of all or substantially all of its assets or the merger or consolidation of the Company that would increase the amount of the Company's indebtedness or substantially reduce or eliminate the Company's assets, which may have an adverse effect on the Company's ability to service its indebtedness, including the Exchange Notes. The Company and its management have no present intention of engaging in a highly leveraged or similar transaction involving the Company.

     The Company conducts certain of its operations through its subsidiaries. The rights of the Company and its creditors, including the holders of the Exchange Notes, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary.

OPTIONAL REDEMPTION BY THE COMPANY

     The Company may redeem the Exchange Notes, at any time, in whole or from time to time in part, at the election of the Company, at a redemption price equal to the sum of (i) the principal amount of the Exchange Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined below), if any, with respect to such Exchange Notes (the "Redemption Price").

     From and after notice has been given as provided in the Indenture, if funds for the redemption of any Exchange Notes called for redemption shall have been made available on such redemption date, such Exchange Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the holders of the Exchange Notes will be to receive payment of the Redemption Price.

     Notice of any optional redemption of any Exchange Notes will be given to holders at their addresses, as shown in the Note register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Exchange Notes held by such holder to be redeemed.

     The Company will notify the Trustee at least 45 days prior to the redemption date (or such shorter period as satisfactory to the Trustee) of the aggregate principal amount of Exchange Notes to be redeemed and the redemption date. If less than all the Exchange Notes are to be redeemed at the option of the Company, the Trustee shall select, pro rata or by lot or by any other method that the Trustee considers fair and appropriate under the circumstances, Exchange Notes of such series to be redeemed in whole or in part. Exchange Notes may be redeemed in part in the minimum authorized denomination for Exchange Notes or in any integral multiple thereof.

     As used herein,

     "Make-Whole Amount" means, in connection with any optional redemption of any Exchange Note, the excess, if any of (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of any interest accrued to the date of redemption) that would have been payable in respect of such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (as defined below) (determined on the third Business Day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made, over (ii) the aggregate principal amount of the Exchange Notes being redeemed.

     "Reinvestment Rate" means 0.25% plus the arithmetic mean of the yields under the respective headings "This Week" and "Last Week" published in the most recent Statistical Release (as defined below) under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

     "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Company.

CERTAIN COVENANTS

LIMITATION ON LIENS

     The Indenture will provide that the Company will not, directly or indirectly, create, incur or assume any mortgage, pledge, deed of trust, financing lease (as lessee) or security interest ("Liens") on any of its properties whether now or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom (any such Lien, an "Initial Lien"), unless prior to or simultaneously with the inception of such Initial Lien, the Company shall have delivered to the Trustee a security agreement or security agreements and such other documents as the Trustee may reasonably request, each in form and substance satisfactory to the Trustee, granting to the Trustee an equal and ratable security interest in such property subject to such Initial Lien, such security interest to be for the equal and ratable benefit of the Holders. Any such security interest created in favor of the Exchange Notes will be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien to which it relates. Notwithstanding the foregoing, the restrictions set forth in this paragraph shall not apply if at the time of, and immediately after giving PRO FORMA effect to, the transaction giving rise to such Initial Lien, the Consolidated Indebtedness-to-Stockholders' Equity Ratio does not exceed 4.0 to 1.0.

     The foregoing restrictions shall not apply to:

                  (i) Liens securing obligations outstanding from time to time under any revolving credit agreement to which the Company is a party;

                  (ii) Liens on assets existing at the time of acquisition thereof by the Company, provided that such Liens were in existence prior to such acquisition and were not created in contemplation of such acquisition;

                  (iii) Liens on assets of another Person existing at the time such Person is merged into or consolidated with the Company, provided that such Liens were in existence prior to such merger or consolidation and were not created in contemplation of such merger or consolidation and do not extend to any assets of the Company other than those previously owned by the Person merged into or consolidated with the Company;

                  (iv) Liens securing Purchase Money Indebtedness, but only on assets in respect to the purchase of which such Purchase Money Indebtedness shall have been incurred;

                  (v)  Liens on real property;

                  (vi) Liens in favor of any subsidiary of the Company;

                  (vii) Liens incurred or deposits made in the ordinary course of business (1) in connection with workers' compensation, unemployment insurance, social security or other like laws, (2) to secure the performance of letters of credit, bids, tenders, trade contracts (other than for borrowed money), sales contracts, leases, statutory obligations, surety, appeal and performance bonds and other similar obligations, (3) in connection with the opening of commercial letters of credit naming the Company or any of its subsidiaries as an account party or (4) for the benefit of any governmental agency or body created or approved by law or governmental regulation as a condition to the transaction of business or the exercise of any privilege, franchise or license;

                  (viii) Liens securing Lease Obligations; PROVIDED, HOWEVER, that no such Lease Obligations shall arise out of the Sale and Leaseback of Transportation Equipment unless the Sale and Leaseback in question is entered into prior to, at the time of or within 180 days of the acquisition of the Transportation Equipment being sold and leased back; and PROVIDED, FURTHER, that the leasing of Transportation Equipment which has been remanufactured so that it is the substantial equivalent of new equipment shall be considered the leasing of new equipment and not of the used equipment which was remanufactured and subsequently sold and leased back;

                  (ix) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings, provided that any reserve or other appropriate provision as shall be required in conformity with generally accepted accounting principles shall have been made therefor;

                  (x) Liens imposed by law, including but not limited to carriers', seamen's, stevedores', wharfinger's, warehousemen's, mechanics', suppliers', materialmen's, repairman's or other like Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings, or other Liens arising out of judgments or awards against the Company or any of its subsidiaries with respect to which the Company or such subsidiary shall then be proceeding with an appeal or other proceeding for review;

                  (xi) Leases, lease agreements and other contracts entered into in the ordinary course of business providing for the leasing, sale or exchange of Transportation Equipment owned by the Company;

                  (xii) Liens securing hedging obligations;

                  (xiii) Liens (x) existing on the date of the Indenture or (y) to secure any Refinancing (or successive Refinancings), in whole or in part, of any Indebtedness (or commitment for Indebtedness) existing on the date of the Indenture, provided, however, that the Indebtedness secured by such Lien is not, solely by virtue of such Refinancing, increased to an amount greater than the greater of (A) the outstanding principal amount of such Indebtedness existing on the date of the Indenture that is secured by such Lien, or (B) if such Lien secures Indebtedness under a line of credit, the commitment amount of such line of credit existing on the date of the Indenture; and

                  (xiv) Liens incurred in the ordinary course of business of the Company with respect to obligations that do not exceed $1.0 million at any one time outstanding and that (x) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (y) do not in the aggregate materially detract from the value of the assets subject to such Lien or materially impair the use thereof in the operation of business by the Company.

     "CONSOLIDATED INDEBTEDNESS-TO-STOCKHOLDERS' EQUITY RATIO" means at any date of determination (the "Determination Date"), the ratio of (i) the aggregate Debt of the Company and its Subsidiaries on a consolidated basis as at the Determination Date to (ii) the sum of (w) the stockholders' equity of the Company and its Subsidiaries on a consolidated basis calculated in accordance with generally accepted accounting principles as at the Determination Date, (x) the amount set forth on the consolidated balance sheet of the Company and its Subsidiaries under the caption "Company-obligated mandatorily redeemable preferred securities in subsidiary grantor trusts" or a similar caption, (y) to the extent not included in clause (w), the aggregate amount of preferred stock of the Company (as reflected on the consolidated balance sheet of the Company calculated in accordance with generally accepted accounting principles) which is not subject to mandatory redemption prior to the maturity date of the Exchange Notes and (z) the Subordinated Indebtedness of the Company as to which no principal payments are due until after the maturity date of the Notes (to the extent such Subordinated Indebtedness was included in the calculation of Debt in clause (i) above).

     "DEBT" means (a) the principal of all indebtedness (i) for borrowed money or (ii) for the deferred purchase price of property unless the price thereof was payable in full within 12 months from the date on which the obligation was created or (iii) evidenced by notes, bonds or other instruments, and (b) all Lease Obligations; PROVIDED, HOWEVER, that, except for purposes of the definition of Consolidated Indebtedness-to-Stockholders' Equity Ratio, Debt shall not include Subordinated Indebtedness as to which no principal payments are due until after the maturity date of the Exchange Notes.

     "LEASE OBLIGATION" of a Person means all rental obligations under leases of property (other than electronic data processing and computer equipment and leases of office space by such Person or its subsidiaries) either (a) which are Capitalized Leases, or (b) if not Capitalized Leases, which are leases of equipment which had an initial term of more than three years (including any renewal term at the option of the lessor). The amount of Lease Obligations shall be equal to the aggregate value of rentals payable (other than rentals consisting of taxes, indemnities, maintenance items, replacements and other similar charges which are in addition to the basic financial rent for the use of the property) by the lessee thereof during the remaining term thereof, including periods of renewal at the option of the lessor, discounted to present value using the lessee's "incremental borrowing rate at the inception of the lease" in accordance with Financial Accounting Standards No. 13 of the Financial Standards Board from time to time in effect.

     "PURCHASE MONEY INDEBTEDNESS" of a Person means all Debt (excluding all Lease Obligations) of such Person which is Secured Indebtedness incurred to finance the purchase of assets if such Debt (a) shall have been incurred within 180 days of the acquisition of such assets by the Person whose Purchase Money Indebtedness is being determined and (b) does not exceed in principal amount the initial cost of such assets and shall include all extensions, renewals and refinancings of such Debt not in excess of the principal amount thereof outstanding immediately prior to such extension, renewal or refinancing. The initial cost of assets may include, in addition to the purchase price thereof and the purchase price of all accessories and equipment installed thereon, all freight, delivery and handling charges, excise, sales and use taxes and all other amounts which may be capitalized and included in the cost of the assets under generally accepted accounting principles.

     "SALE AND LEASEBACK," with respect to a Person, means any transaction with a bank, company, lender or investor providing for the leasing by such Person of any property which has been or is to be sold or transferred by such Person to such bank, company, lender or investor, or of any Person to whom funds have been or are to be advanced by such bank, company, lender or investor on the security of such property.

     "SECURED INDEBTEDNESS" means with respect to a Person all Debt which is secured by any security interest, mortgage, charge, pledge, deed of trust, or other similar lien on assets by the owner thereof and includes all Lease Obligations. Transportation Equipment which is subject to a lease or contract which is included as a Lease Obligation is deemed to secure the Debt evidenced thereby.

     "SUBORDINATED INDEBTEDNESS" means Debt of the Company which is expressly subordinated and subject in right of payment to the prior payment, in bankruptcy or in the event of a payment default on the Exchange Notes, in full in money or money's worth in accordance with their terms, of all principal of, premium, if any, and interest on the Notes.

     "SUBSIDIARY" of a Person means (i) any corporation more than 50% the outstanding voting power of which is owned or controlled, directly or indirectly, by such Person or by one or more other subsidiaries of such Person, or by such Person and one or more other subsidiaries thereof, or (ii) any limited partnership of which such Person or any subsidiary of such Person is a general partner, or (iii) any other Person (other than a corporation or limited partnership) in which such Person and one or more subsidiaries thereof, directly or indirectly, has more than 60% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

     "TRANSPORTATION EQUIPMENT" means domestic and marine containers, trucks, tractors, trailers, chassis, cranes, portable ramps, lifting equipment, railroad locomotives, railroad rolling stock, modular office units, mobile office and storage trailers and all other transportation equipment, and includes all accessories and attachments thereto.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The Indenture provides that the Company may merge or consolidate with, or sell or convey all or substantially all of its assets to, any other corporation, provided that (i) either the Company shall be the continuing entity, or the successor entity (if other than the Company) shall be any entity organized and existing under the laws of the United States or a state thereof or the District of Columbia and such entity shall expressly assume by supplemental indenture all of the obligations of the Company under the Notes and the Indenture, (ii) immediately after giving effect to such transactions no Default or Event of Default shall have occurred and be continuing, and (iii) the Company shall have delivered to the Trustee an Officer's Certificate and opinion of counsel, stating that the transaction and supplemental indenture comply with the Indenture.

MODIFICATION OF THE INDENTURE

     Under the Indenture, with certain exceptions, the rights and obligations of the Company with respect to the Exchange Notes and the rights of holders of the Exchange Notes may only be modified by the Company and the Trustee with the consent of the holders of at least a majority in principal amount of the outstanding Exchange Notes. However, without the consent of each holder of Exchange Notes affected, an amendment, waiver or supplement may not (i) reduce the principal of, or rate of interest on, any Exchange Notes; (ii) change the stated maturity date of the principal of, or any installment of interest on, any Exchange Notes; (iii) waive a default in the payment of the principal amount of, or the interest on, or any premium payable on redemption of, any Exchange Notes;
(iv) change the currency for payment of the principal of, or premium or interest on, any Exchange Notes; (v) impair the right to institute suit for the enforcement of any such payment when due; (vi) reduce the amount of outstanding Exchange Notes necessary to consent to an amendment, supplement or waiver provided for in the Indenture; or (vii) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or waivers of past defaults, except as otherwise specified.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Company is permitted under the Indenture to discharge certain obligations to holders of the Exchange Notes issued thereunder that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency in which the Exchange Notes are payable in an amount sufficient to pay the entire indebtedness on the Exchange Notes in respect of principal (and premium, if any) and interest to the date of such deposit (if the Exchange Notes have become due and payable) or to the stated maturity and redemption date, as the case may be.

     The Indenture provides that the Company may elect either (a) to defease and be discharged from any and all obligations with respect to the Exchange Notes (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Exchange Notes and the obligations to register the transfer or exchange of such Exchange Notes, to replace temporary or mutilated, destroyed, lost or stolen Exchange Notes, to maintain an office or agency in respect of such Exchange Notes and to hold moneys for payment in trust) ("defeasance"), or (b) to be released from its obligations with respect to such Exchange Notes under the restrictions described under "--Certain Covenants" or its obligations with respect to any other covenant, and any omission to comply with such obligations will not constitute an Event of Default with respect to such Exchange Notes ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the Trustee, in trust, of an amount, in cash in United States dollars, or Government Obligations, or both, applicable to such Exchange Notes which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Exchange Notes on the scheduled due dates therefor.

     Such a trust will only be permitted to be established if, among other things, the Company has delivered to the Trustee an opinion of counsel to the effect that the holders of such Exchange Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture.

     If the Company effects covenant defeasance with respect to the Exchange Notes and such Exchange Notes are declared due and payable because of an Event of Default, the amount in cash in United States dollars and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Exchange Notes at the time of their stated maturity but may not be sufficient to pay amounts due on such Exchange Notes at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     "GOVERNMENT OBLIGATIONS" means securities which are (a) direct obligations of the United States of America, for the payment of which its full faith and credit is pledged, or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America which are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank or trust as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The following are Events of Default under the Indenture: (i) default in the payment of interest on the Exchange Notes when due and payable, which continues for 30 days; (ii) default in the payment of principal of the Exchange Notes when due and payable at maturity; (iii) failure to perform any other covenant of the Company contained in the Indenture or the Exchange Notes which continues for 60 days after written notice as provided in the Indenture; (iv) default under any bond, debenture or other Indebtedness of the Company or any subsidiary if (a) either (x) such event of default results from the failure to pay any such Indebtedness at maturity or (y) as a result of such event of default, the maturity of such Indebtedness has been accelerated prior to its expressed maturity and such acceleration shall not be rescinded or annulled or the accelerated amount paid within 10 days after notice to the Company of such acceleration, or such Indebtedness having been discharged, and (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon, or the maturity of which has been so accelerated, aggregates $10,000,000 or more; and (v) certain events of bankruptcy, insolvency or reorganization relating to the Company.

     If an Event of Default occurs and is continuing with respect to the Exchange Notes, either the Trustee or the holders of a majority in aggregate principal amount of the outstanding Exchange Notes may declare the Exchange Notes due and payable immediately.

     The Company will not declare or pay any dividends or make any distribution to holders of its capital stock (other than dividends or distributions payable in capital stock of the Company) if at the time of any of the aforementioned actions an Event of Default has occurred and is continuing or would exist immediately after giving effect to such action, except for the payment of any dividend within 60 days after the date of declaration when the payment would have complied with the foregoing provisions on the date of declaration.

     The Indenture provides that the Trustee will, within 90 days after the occurrence of any Default or Event of Default with respect to the Notes, give to the holders of the Exchange Notes notice of all uncured Defaults and Events of Default known to it, but the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of such holders, except in the case of a default in the payment of the principal of (or premium, if any) or interest on any of the Notes.

     The Indenture provides that the holders of a majority in aggregate principal amount of the Exchange Notes then outstanding may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Exchange Notes. The right of a holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent including notice and indemnity to the Trustee, but the holder has an absolute right to receipt of principal of (and premium, if any) and interest on such holder's Exchange Notes on or after the respective due dates expressed in the Exchange Notes, and to institute suit for the enforcement of any such payments.

     The holders of a majority in principal amount of the Exchange Notes then outstanding may on behalf of the holders of all Exchange Notes waive certain past defaults, except a default in payment of the principal of (or premium, if any) or interest on any Exchange Notes or in respect of certain provisions of the Indenture which cannot be modified or amended without the consent of the holder of each Exchange Note affected thereby.

     The Company will be required to furnish to the Trustee annually a statement of certain officers of the Company stating whether or not they know of any Default or Events of Default and, if they have knowledge of a Default or Event of Default, a description of the efforts to remedy the same.

GOVERNING LAW

         The Exchange Notes and the Indenture will be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of law rules.

FORM, DENOMINATION, BOOK-ENTRY PROCEDURES AND TRANSFER

     The Exchange Notes initially will be represented by one or more Notes in registered, global form (collectively, the "Global Exchange Notes"). The Global Exchange Notes will be deposited upon issuance with the Trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Exchange Notes may not be exchanged for Exchange Notes in certificated form except in the limited circumstances described under "--Exchange of Book-Entry Exchange Notes for Certificated Exchange Notes" below.

     Other Exchange Notes will be issued only in registered, certificated (I.E., non-global) form. Other Exchange Notes may not be exchanged for beneficial interests in any Global Exchange Notes except in the limited circumstances described below. See "--Exchange of Certificated Exchange Notes for Book-Entry Exchange Notes."

DEPOSITARY PROCEDURES

     DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Exchange Notes, DTC will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Exchange Notes and (ii) ownership of such interests in the Global Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Exchange Notes).

     Investors in the Global Exchange Notes may hold their interests therein directly through DTC if they are Participants in such system or indirectly through organizations which are Participants in such system. All interests in a Global Exchange Note will be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Exchange Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Exchange Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Notes, see "--Exchange of Book-Entry Notes for Certificated Notes" and "--Exchange of Certificated Notes for Book-Entry Notes" below.

     Except as described below, owners of interests in the Global Exchange Notes will not have Notes registered in their name, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

     Payments in respect of the Global Exchange Note registered in the name of DTC or its nominee will be payable by the Trustee to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Trustee will treat the persons in whose names the Notes, including the Global Exchange Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Trustee nor any agent thereof has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Exchange Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Exchange Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Interests in the Global Exchange Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants and Indirect Participants. Transfers among Participants and Indirect Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Exchange Notes are credited and only in respect of such portion of the principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC reserves the right to exchange the Global Exchange Notes for legended Notes in certificated form and to distribute such Notes to its Participants.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that the Company believe to be reliable, but the Company does not take responsibility for the accuracy thereof.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interest in the Global Exchange Notes among Participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing DTC's operations.

EXCHANGE OF BOOK-ENTRY EXCHANGE NOTES FOR CERTIFICATED EXCHANGE NOTES

     A Global Exchange Note is exchangeable for Notes in registered certificated form if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as Depositary for the Global Exchange Note and the Company thereupon fails to appoint a successor Depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company in its sole discretion elects to cause the issuance of the Notes in certificated form or
(iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default under the Indenture. In addition, beneficial interests in a Global Exchange Note may be exchanged for certificated Notes upon request but only upon at least 20 days prior written notice given to the Trustee by or on behalf of DTC in accordance with customary procedures. In all cases, certificated Notes delivered in exchange for any Global Exchange Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures) and will bear the legend referred to in "Notice to Investors," unless the Trustee determines otherwise in compliance with applicable law.

EXCHANGE OF CERTIFICATED NOTES FOR BOOK-ENTRY NOTES

     Other Notes, which will be issued in certificated form, may not be exchanged for beneficial interests in any Global Exchange Note unless such exchange occurs in connection with a transfer of such Other Notes and the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

PAYMENT AND PAYING AGENT

     Payments in respect of the Global Notes held in global form shall be made to the Depositary, which shall credit the relevant accounts at the Depositary on the applicable payment dates. In respect of the Notes that are not held by the Depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The paying agent (the "Paying Agent") shall initially be the Trustee and any co-paying agent chosen by the Trustee and acceptable to the Company. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Trustee and the Company. In the event that the Trustee shall no longer be the Paying Agent, the Company shall appoint a successor (which shall be a bank or trust company) to act as Paying Agent.

     Any moneys deposited with the Trustee or any Paying Agent, or then held by the Company in trust, for the payment of the principal of (and premium, if any) or interest on any Exchange Notes and remaining unclaimed for two years after such principal or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Exchange Notes shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

INFORMATION CONCERNING THE TRUSTEE

     The Trustee under the Indenture is United States Trust Company of New York.

     The Trustee will act as registrar and transfer agent for the Exchange Notes. Registration of transfers of the Exchange Notes will be effected without charge by or on behalf of the Company, but upon payment of any tax or other governmental charges that may be imposed in connections with any transfer or exchange.

     The Trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Exchange Notes, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                          DESCRIPTION OF PRIVATE NOTES

     The terms of the Private Notes are identical in all material respects to the Exchange Notes, except that (i) the Private Notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain rights under the applicable Registration Rights Agreement (which rights will terminate upon consummation of the Exchange Offer, except under limited circumstances), (ii) the Exchange Notes will not contain certain other restrictions on transfer applicable to Private Notes, and (iii) the Exchange Notes will not provide for payment of additional distributions thereon. The Private Notes provide that, in the event that the Exchange Offer is not consummated within 30 days after the date notice of the Exchange Offer has been mailed to holders of the Private Notes or, in certain limited circumstances, in the event a shelf registration statement (the "Shelf Registration Statement") with respect to the resale of the Private Notes is not declared effective within 150 days of February 24, 1998, then liquidated damages will accrue (in addition to the stated interest rate on the Private Notes) at the rate of 0.25% per annum on the principal amount of the Private Notes and additional Distributions will accrue (in addition to the stated Distribution rate on the Private Notes) at the rate of 0.25% per annum on the principal amount of the Private Notes, for the period from the occurrence of such event until such time as such required Exchange Offer is consummated or any required Shelf Registration Statement is effective. The Exchange Notes are not, and upon consummation of the Exchange Offer the Private Notes will not be, entitled to any such liquidated damages or additional Distributions. Accordingly, holders of Private Notes should review the information set forth under "Risk Factors--Certain Consequences of a Failure to Exchange Private Notes" and "Description of Exchange Notes."

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The exchange of the Private Notes for Exchange Notes should not be a taxable event to holders of Notes for United States federal income tax purposes. The exchange of Private Notes for Exchange Notes pursuant to the Exchange Offer should not be treated as an "exchange" for United States federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Private Notes and because the exchange will occur by operation of the terms of the Private Notes. If, however, the exchange of the Private Notes for the Exchange Notes were treated as an exchange for United States federal income tax purposes, such exchange should constitute a non-taxable recapitalization for United States federal income tax purposes. Accordingly, the Exchange Notes should have the same issue price as the Private Notes, and a holder should have the same adjusted tax basis and holding period in the Exchange Notes as the holder had in the Private Notes immediately before the exchange.

                              ERISA CONSIDERATIONS

     Each of the Company and its affiliates and the Trustee may be considered a "party in interest" (within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to many employee benefit plans ("Plans") that are subject to ERISA. Any purchaser proposing to acquire Exchange Notes with assets of any Plan should consult with its counsel. The purchase and/or holding of Exchange Notes by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement arrangements and other plans described in Section 4975(e)(1) of the Code) and with respect to which the Company, the Trustee or any affiliate is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Exchange Notes are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 95-60 (an exemption for transactions involving certain insurance company general accounts), or PTCE 95-23 (an exemption for certain transactions determined by an in-house asset manager).

                              PLAN OF DISTRIBUTION

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Private Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (iii) a broker-dealer who acquired Private Notes as a result of market making or other trading activities), without compliance with the registration and prospectus delivery requirements of the Securities Act; PROVIDED that the holder is acquiring Exchange Notes in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. The Company believes that none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer, upon request, for use in connection with any such resale, for a period of one year after the Registration Statement is declared effective by the Commission or until such earlier date on which all the Exchange Notes are freely tradeable. However, any broker-dealer who acquired the Notes directly from the Company may not fulfill its prospectus delivery requirements with this Prospectus, but must comply with the registration and prospectus delivery requirements of the Securities Act.

     The Company will not receive any proceeds from any sale of the Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own accounts pursuant to the Exchange Offer may be sold for time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of such resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in the distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes pursuant to the Exchange Offer agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus in order to make the statements therein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such broker-dealer. If the Company shall give any such notice to suspend the use of the Prospectus, it shall extend the one-year period referred to above by the number of days during the period from and including the date of the giving of such notice to and including the date when the broker-dealers shall have received copies of the supplemented or amended Prospectus necessary to permit resales of the Exchange Notes.

     The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders (including any broker-dealers) and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     The legality of the Exchange Notes will be passed upon on behalf of the Company by Stroock & Stroock & Lavan LLP, New York, New York.

                                     EXPERTS

     The consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K incorporated by reference into this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Article Ninth of the Company's Certificate of Incorporation entitles officers, directors and controlling persons of the Company to indemnification to the full extent permitted by Section 145 of the DGCL, as the same may be supplemented or amended from time to time.

     Article Ninth of the Company's Certificate of Incorporation provides that no director shall have any personal liability to the Company or its stockholders for any monetary damages for breach of fiduciary duty as a director, provided that such provision does not limit or eliminate the liability of any director
(i) for breach of such director's duty or loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (involving certain unlawful dividends or stock repurchases) or (iv) for any transaction from which such director derived an improper personal benefit. The provisions of such article do not limit or eliminate the liability of any director for any act or omission occurring prior to the effective time of such amendment.

     Reference is made to Section 4 of the Registration Rights Agreement included in Exhibit 4.3 hereto which provides certain indemnification rights to the directors and officers of the Company.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT NO.                        DESCRIPTION

4.1 Indenture between Interpool, Inc. and United States Trust Company of New York, as trustee, relating to the Notes, dated February 24, 1998.*

4.2               Form of Exchange Note (included in Exhibit 4.1 hereto).*

4.3 Registration Rights Agreement between Interpool, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, as initial purchaser, dated February 24, 1998.*

5.1 Opinion of Stroock & Stroock & Lavan LLP as to the legality of the Exchange Notes.*

23.1              Consent of Arthur Andersen LLP.

23.2              Consent of Stroock & Stroock & Lavan LLP (included in Exhibit
                  5.1).*

24 Power of Attorney of certain officers and directors of Interpool, Inc. (Included on page II-5 of this Registration
                   Statement).*

25.1 Form T-1 Statement of Eligibility of United States Trust Company of New York to act as trustee under the Indenture.*

99.1              Form of Letter of Transmittal.*

99.2              Form of Notice of Guaranteed Delivery.*

99.3              Form of Letter to Nominees.*

99.4              Form of Letter to Clients.*

99.5 Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*
---------------


*   Previously filed in Registration Statement No. 333-56065 on June 4, 1998.


ITEM 22.  UNDERTAKINGS.

                  (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (b) The undersigned Registrant hereby undertakes that:

                           (1) For purposes of determining any liability under
                  the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                           (2) For the purpose of determining any liability
                  under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                  (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on July 21, 1998.


                                               INTERPOOL, INC.


                                               By: /s/ Martin Tuchman
                                                  ------------------------
                                                  Martin Tuchman
                                                  Chairman and Chief Executive
                                                  Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



Signature                     Title                                  Date


/S/ Martin Tuchman         Chairman of the Board                 July 21, 1998
-----------------------    and Chief Executive Officer
Martin Tuchman

                   *       President, Chief Operating Officer,   July 21, 1998
-----------------------    Chief Financial Officer and Director
Raoul J. Witteveen        (Principal Financial Officer)

-----------------------   Director, Secretary and
Arthur L. Burns           General Counsel

                   *      Senior Vice President of Finance and   July 21, 1998
-----------------------   Controller (Principal Accounting Officer)
William Geoghan
                   *      Director                               July 21, 1998
-----------------------
Warren L. Serenbetz

-----------------------   Director
Peter D. Halstead

-----------------------  Director
Joseph J. Whalen

                    *
-----------------------  Director                                July 21, 1998
Mitchell I. Gordon

* By /S/ Martin Tuchman
    ----------------------
     Martin Tuchman
     Attorney-in-Fact

                                  EXHIBIT INDEX

EXHIBIT NO.                        DESCRIPTION

4.1 Indenture between Interpool, Inc. and United States Trust Company of New York, as trustee, relating to the Notes, dated February 24, 1998 *

4.2               Form of Exchange Note (included in Exhibit 4.1 hereto) *

4.3 Registration Rights Agreement between Interpool, Inc., and Donaldson, Lufkin & Jenrette Securities Corporation, as initial purchaser, dated February 24, 1998 *

5.1 Opinion of Stroock & Stroock & Lavan LLP as to the legality of the Exchange Notes *

23.1              Consent of Arthur Andersen LLP

23.2              Consent of Stroock & Stroock & Lavan LLP (included in
                  Exhibit 5.1) *

24 Power of Attorney of certain officers and directors of Interpool, Inc. (Included on page II-5 of this Registration Statement) *

25.1 Form T-1 Statement of Eligibility of United States Trust Company of New York to act as trustee under the Indenture *

99.1              Form of Letter of Transmittal *

99.2              Form of Notice of Guaranteed Delivery *

99.3              Form of Letter to Nominees *

99.4              Form of Letter to Clients *

99.5 Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 *

-----------------


*    Previously filed in Registration Statement No. 333-56065 on June 4, 1998.